Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2011, by and among Knoxville HMA HOLDINGS, LLC, a Tennessee limited liability company (the “Purchaser”), Health Management Associates, Inc., a Delaware corporation (“HMA”), CATHOLIC HEALTH PARTNERS, an Ohio nonprofit corporation (“CHP”), and MERCY HEALTH PARTNERS, INC., a Tennessee nonprofit corporation (“MHP”), on its own behalf and on behalf of its affiliates located in Knoxville, Tennessee and the surrounding communities, listed under the heading “Facilities and Operating Companies” on Exhibit A hereto (individually, an “MHP Affiliate” and collectively, the “MHP Affiliates”) (MHP, and the MHP Affiliates are individually referred to herein as a “Seller” and collectively the “Sellers”). Purchaser, HMA, CHP and Sellers are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.

RECITALS:

WHEREAS, as more particularly described herein, this Agreement provides for the sale by Sellers to Purchaser of substantially all of the MHP and MHP Affiliate assets, real, personal and mixed, tangible and intangible, owned or leased by Sellers and their respective Affiliates constituting and associated with the acute care and specialty hospitals, long term care facilities and related service lines located in the Knoxville Service Area (collectively the “MHP-TN REGION”), including the Healthcare Facilities (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements, covenants, representations and warranties set forth below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and agreed, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following capitalized terms have the meaning given (it being understood that such terms shall include in the singular number the plural, and in the plural number the singular unless the context otherwise requires):

1.1. “Accounts Receivable” shall mean all of Sellers’ accounts receivable, accrued and unaccrued as of the Closing Date, including Government Payment Program receivables and accounts that have been written off and amounts due from MHP and its Affiliates in the MHP-TN REGION.

1.2. “Affiliate” with respect to a Party shall mean a corporation, limited liability company, partnership, association, business trust or similar entity organized under the laws of the

United States of America or a state thereof which directly or indirectly is controlled by, or is under common control with such party. For purposes of this definition the Joint Venture Partnerships are expressly excluded. Furthermore, “control” means the power to direct the management and policies of a party through the ownership of at least a majority of its voting securities or otherwise, or the right to designate or elect at least a majority of the members of its governing body by contract or corporate membership rights or otherwise.

1.3. “CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Services.

1.4. “Closing” shall mean the consummation of the Transaction, in connection with which Sellers shall execute and deliver to or for Purchaser’s benefit the Deeds, Bill of Sale and Assignment and Assumption Agreement and other instruments of transfer and ancillary agreements contemplated herein to transfer to Purchaser all of the Purchased Assets, and otherwise perform the obligations to be performed by Sellers under this Agreement, and at which Purchaser shall remit to CHP, at the direction of Sellers, the Purchase Price and otherwise perform the obligations to be performed by Purchaser under this Agreement.

1.5. “Closing Date” shall mean the later of (i) October 1, 2011, or (ii) such date that is ten (10) business days after all required church, governmental and regulatory approvals referenced in Section 13.4 are obtained and all closing conditions set forth in Article 14 have been satisfied or otherwise waived by the applicable Parties.

1.6. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7. “Cost Reports” shall mean all cost and other reports filed by or on behalf of a MHP hospital or MHP Affiliate pursuant to the requirements of the Government Payment Programs and, as required, other third party payors for payment or reimbursement of amounts due from them.

1.8. “DOH” shall mean the Tennessee Department of Health.

1.9. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.10. “GAAP” shall mean generally accepted accounting principles, methods and practices then set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, consistently applied, as in effect from time to time in the United States of America.

1.11. “Healthcare Facilities” shall mean the Hospitals, together with all medical office buildings and other businesses (including ambulatory surgical centers, skilled nursing facilities, hospice facilities, and home health agencies) related to the Hospitals and owned or operated by Sellers, all real property owned by Sellers or associated with any of the foregoing, and all buildings, structures, fixtures and other improvements thereon. For purposes of this definition, the Joint Venture Partnerships and their respective businesses are expressly excluded. However, “Healthcare Facilities” shall include the ASC Joint Venture Partnership (defined below) solely for purposes of Article 7 and Section 16.1.1(iii), and no other Article or Section of this Agreement.

1.12. “Hospitals” shall mean, collectively, (i) Mercy Medical Center Saint Mary’s, located at 900 Oak Hill Avenue, Knoxville, Tennessee, (ii) Mercy Medical Center West, located at 10820 Parkside Drive, Knoxville, Tennessee, (iii) Mercy Medical Center North, located at 7565 Dannaher Way, Knoxville, Tennessee, (iv) Baptist Hospital of Cocke County, located at 435 Second Street, Newport, Tennessee, (v) St. Mary’s Jefferson Memorial Hospital located at 110 Hospital Drive, Jefferson City, Tennessee, (vi) St. Mary’s Medical Center of Campbell County located at 923 East Central Avenue, LaFollette, Tennessee and (vii) St. Mary’s Medical Center of Scott County located at 18797 Alberta Street, Oneida, Tennessee.

1.13. “Hospital Lease Agreements” means those certain lease agreements between Sellers and city and/or county governments for (i) St. Mary’s Jefferson Memorial Hospital located at 110 Hospital Drive, Jefferson City, Tennessee, (ii) St. Mary’s Medical Center of Campbell County located at 923 East Central Avenue, LaFollette, Tennessee, and (iii) St. Mary’s Medical Center of Scott County, located at 18797 Alberta Street, Oneida, Tennessee.

1.14. “Intellectual Properties” shall mean all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade secrets and similar intangibles of MHP and its Affiliates, and variants of and applications of the foregoing as listed on Schedule 1.14.

1.15. “Joint Venture Partnerships” means those entities listed under the heading “Joint Venture Partnership” on Exhibit A.

1.16. “Knowledge” or “Best Knowledge” in the case of (i) Purchaser means all matters actually known to such Party’s Chief Executive Officer and Chief Financial Officer, each of which is listed on Schedule 1.16 and (ii) Sellers means all matters actually known to each member of the Seller Knowledge Group (in their respective areas of expertise and responsibility) from their operations of the Healthcare Facilities and preparation of due diligence materials for the Purchaser.

1.17. “Material” shall mean when relating to the Purchased Assets or a representation, warranty or covenant made by a Party, an amount equal to or greater than Five Hundred Thousand Dollars ($500,000).

1.18. “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance would be reasonably expected to have a material adverse effect on the condition, financial or otherwise, of the Purchased Assets, or the business of, or the results of operations of, the Healthcare Facilities, taken as a whole, but excluding the effect of: (a) general changes in the economy of the United States or the Knoxville Service Area, except to the extent that the Purchased Assets or the Healthcare Facilities are disproportionately affected thereby; and (b) changes in any government or private payor programs generally applicable to operators of acute care hospitals in the State of Tennessee. For purposes of this definition, an event, change or circumstance (excluding those events, changes or circumstances set forth on Schedule 1.18), shall be a Material Adverse Effect if the event, change or circumstance, individually or together with any other event, change or circumstance (i) would reasonably cause the earnings before interest, depreciation and amortization (“EBIDA”) of the Healthcare Facilities to be reduced by more than Two Million Dollars ($2,000,000) on an annual basis for the twelve month period ending the later of October 1, 2012 or the first anniversary of the Closing Date, or (ii) adversely affects the value of the Purchased Assets by an amount in excess of Fifteen Million Dollars ($15,000,000) from that reflected on Sellers’ December 31, 2010 balance sheets and income statements disclosed on Schedule 7.3.

1.19. “Medicaid” means the Tennessee Medicaid Program, administered by The Bureau of TennCare within the Tennessee Department of Finance and Administration, known as TennCare.

1.20. [Reserved]

1.21. “Permitted Exceptions” shall mean (i) governmental laws, ordinances and regulations affecting the Real Property, (ii) non-delinquent installments of taxes, assessments and similar charges; (iii) easements, rights of way, legal highways, restrictions and encroachments which individually or in the aggregate would not reasonably be expected to have a Material and adverse effect on the current use of the Real Property in question; (iv) defects, matters or exceptions arising solely by reason of the acts of any Purchaser, its employees, agents, contractors or consultants; (v) leases of Owned Property or subleases of Leased Property that are set forth in Schedule 2.1.1(b); (vi) reservations or conveyance of mineral rights set forth in Schedule 1.21(vi); (vii) those matters included in accordance with Section 13.5; and (viii) security interests or other rights set forth in the UCC filings filed pursuant to Assumed Agreements and attached as Schedule 1.21(viii).

1.22. “Person” shall mean and include an individual, a partnership, joint venture, a corporation, a limited liability company, a trust, or a government or any department or agency thereof.

1.23. “Knoxville Service Area” shall mean Anderson, Blount, Campbell, Claiborne, Cocke, Hamblen, Jefferson, Knox, Louden, McMinn, Monroe, Morgan, Rhea, Roane, Scott, Sevier and Union Counties in Tennessee.

1.24. “Seller Knowledge Group” means (a) the management personnel of the Sellers listed on Schedule 1.24(a), which includes, among others, MHP’s and each Healthcare Facility’s Chief Executive Officer and highest ranking financial manager or officer, and MHP’s Chief Financial Officer, Chief Nursing Officer, Chief Compliance Officer, Chief Information Officer, Vice President - Facilities, Chief Administrative Officer, and Director of Risk Management, and (b) the management personnel of CHP listed on Schedule 1.24(b), which includes, among others, CHP’s Chief Compliance Officer and Vice President of Risk Management.

1.25. “Transaction” shall mean the transactions contemplated by this Agreement, on the terms and conditions set forth herein.

1.26. “TRICARE” means the managed health care program that is established by the Secretary of Defense under the authority of chapter 55 of title 10, United States Code, principally section 1097 of such title, and includes the competitive selection of contractors to financially underwrite the delivery of health care services under CHAMPUS.

1.27. “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109.

ARTICLE 2.

PURCHASE AND SALE OF ASSETS

2.1. Purchase and Sale of Assets. At the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to all of the MHP-TN REGION properties and assets (real and personal, tangible and intangible), including the Healthcare Facilities, used, or held for use, in connection with Sellers’ operations in the MHP-TN REGION, including but not limited to the following (collectively, the “Purchased Assets”), pursuant to the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) and the Deeds.

2.1.1. Real Property. All of the real property and interests therein (together with all of the rights, easements and appurtenances thereto, if any) used, or held for use, in connection with the operation of the MHP-TN REGION, either (a) owned by a Seller and set forth in Schedule 2.1.1(a), (“Owned Property”), subject to existing leases described on Schedule 2.1.1(b) or (b) leased by a Seller as lessee and set forth in Schedule 2.1.1(c) (“Leased Property”), subject to existing subleases described in Schedule 2.1.1 (b). The Owned Property shall include all land, buildings, structures, residences, fixtures, landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent entry rights, construction in progress, and all other improvements to such real property that are owned by Sellers and located in and upon such real property, as more particularly described on Schedule 2.1.1(a) attached hereto. The Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”. Purchaser acknowledges and agrees that Sellers do not own and are not selling, assigning, conveying or transferring to Purchasers, nor otherwise undertaking any other transfer obligation with respect to, any land, buildings, and other improvements and attached fixtures with respect to the Leased Property, including but not limited to the Hospitals leased by Sellers under the Hospital Lease Agreements, other than to transfer the leasehold in such Leased Property.

2.1.2. Machinery and Equipment. All of the machinery, vehicles, equipment (including spare parts), computer system and software (to the extent assignable or transferable by Sellers), office equipment, fixtures and furniture and all other tangible assets owned by a Seller and used, or held for use, in connection with the operation of the Healthcare Facilities within the MHP-TN REGION and, to the extent assignable or transferable by a Seller, all rights in all warranties of any manufacturer or vendor with respect thereto, including, but not by way of limitation, those items described on Schedule 2.1.2 attached hereto (collectively, the “Equipment”).

2.1.3. Inventory and Prepaids. All of (a) Sellers’ inventory of drugs, food, laundry, housekeeping, and other supplies, disposables and consumables used, or held for use, in connection with the operation of the Healthcare Facilities within the MHP-TN REGION (the “Inventory”), and (b) those prepaid expenses that are set forth on Schedule 2.1.3 that relate to an Assumed Agreement.

2.1.4. Assumed Agreements. Those contracts of the Sellers used, or held for use, in connection with the operation of MHP and the MHP Affiliates that are identified on Schedule 2.1.4 attached hereto (collectively, the “Assumed Agreements”).

2.1.5. Personal Property and Records. To the extent assignable and/or transferable under applicable law: (a) all of the Sellers’ interest in any and all personal property, whether tangible or intangible, including without limitation, Intellectual Properties, licenses and assignable data processing software, and (b) all records and books maintained in connection with the conduct and operation of the Healthcare Facilities in the MHP-TN REGION (excluding records subject to the attorney-client privilege), including all patient records (including forms UB-92), medical staff records, personnel records, equipment records, medical/administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals, current personnel records, supplier lists, and building or construction plans, designs and drawings, that are used, or held for use, in connection with the operation of the Healthcare Facilities and other businesses included within the MHP-TN REGION (collectively, “Personal Property”).

2.1.6. Provider Numbers. All Medicare and Tenncare/Medicaid provider numbers and provider agreements in connection with the operation of the MHP-TN REGION as described on Schedule 2.1.6.

2.1.7. Joint Venture Partnerships. Subject to Section 11.9, all of Sellers’ equity interests in the Joint Venture Partnerships described in Schedule 2.1.7 attached hereto.

2.1.8 Licenses and Permits. To the extent assignable and transferable under applicable law, all of Sellers’ rights to all assignable certificates, accreditations, licenses, permits, franchises, governmental approvals and similar rights in connection with the operation of the Healthcare Facilities, MHP and the MHP Affiliates located in the MHP-TN REGION, except as described in Schedule 2.1.8 attached hereto.

2.1.9 Security Deposits and Warranties. All rights as either lessor or lessee under the Assumed Agreements to any security deposits and all warranties associated with the Purchased Assets.

2.1.10 Other Assets. All other assets of the Sellers to the extent used in the conduct and operation of the Purchased Assets and not specifically excluded pursuant to Section 2.2.

2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the interest of a Seller in the following assets as set forth on Sellers’ Financial Statements or otherwise shall be excluded from the definition of Purchased Assets under this Agreement and will not be sold to Purchasers (collectively, the “Excluded Assets”):

2.2.1. Cash and cash equivalents.

2.2.2. Accounts Receivable.

2.2.3. Investments and securities (other than Sellers’ equity interests in the Joint Venture Partnerships), including Sellers’ equity securities in Tomography Associates, LLC and Tennessee HDR Medical Services, LLC.

2.2.4. All prepaid expenses other than those described on Schedule 2.1.3.

2.2.5. All intercompany receivables and payables.

2.2.6. Restricted funds and charitable cash pledges.

2.2.7. All corporate, limited liability company and partnership documents, minute books, corporate seals, attorney-client privileged records and other records of Sellers relating to their respective corporate, limited liability company or partnership organization and existence; provided, however, that Sellers shall provide Purchaser with reasonable access to the foregoing in accordance with Section 5.3.2.

2.2.8 All of the real property and interests therein (together with all of the rights, easements and appurtenances thereto, if any) owned or leased by a Seller entity set forth on Schedule 2.2.8.

2.2.9 MHP foundations to include, Mercy Health Partners Foundation, Inc., Jefferson Memorial Foundation, Inc. and The Baptist Health System Foundation, Inc.

2.2.10 All employee retirement, deferred compensation, health, welfare or benefit plans and programs, whether or not covered by ERISA (including the Employee Plans), and all funds and accounts held under any of the foregoing.

2.2.11 The name “Mercy.”

2.2.12 All of the contracts that are not set forth on Schedule 2.1.4, including those contracts set forth on Schedule 2.2.12.

2.2.13 All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending prior to the Closing Date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE/CHAMPUS and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1. Liabilities to Be Assumed. At the Closing, Purchaser shall assume and agree to perform and discharge only the following liabilities and obligations of Sellers relating to ownership and operation of the Purchased Assets (collectively, the “Assumed Liabilities”) pursuant to the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit A:

3.1.1. Assumed Agreements. All liabilities and obligations of Sellers under the Assumed Agreements arising after the Effective Time, subject to any prorations or adjustments specifically provided for in this Agreement.

3.1.2. Paid Time Off Benefits. Obligations and liabilities as of the Closing Date in respect of accrued but unused paid time off benefits of each Hired Employee as of the Closing Date, and related taxes, not to exceed the lesser of forty (40) hours per Hired Employee or such Hired Employee’s actual number of accrued and unused paid time off hours as of the Closing Date, but only to the extent such vacation and paid time off benefits, and related taxes, are included in Net Working Capital as set forth on Schedule 3.1.2.

3.1.3. COBRA Benefits. Obligations and liabilities as of the Closing Date in respect of former employees or their dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) as provided in Section 5.1.3 of this Agreement.

3.1.4. Flexible Spending Accounts. Obligations and liabilities as of the Closing Date in respect to unused medical and dependent care flexible spending account balances of Hired Employees, as provided in Section 5.1.2 of this Agreement, but only to the extent such flexible spending account balances are included in Net Working Capital as set forth on Schedule 3.1.4.

3.1.5. Tuition Reimbursement. Obligations and liabilities with respect to approved tuition reimbursement programs in process as of the Closing Date with respect to Hired Employees as listed on Schedule 3.1.5.

3.1.6. MOB Liabilities. The liabilities listed on Schedule 3.1.6 (the “MOB Liabilities”), provided the lease agreements referenced on such Schedule are assigned to Purchaser and any necessary consents are obtained.

3.2. Non-Assumed Liabilities. Except for the Assumed Liabilities set forth in Section 3.1, Purchasers shall not assume, nor in any way become liable for, any liabilities or obligations of Sellers related to the Purchased Assets or the Healthcare Facilities. Without limiting the foregoing, Purchaser shall not assume, nor in any way become liable for, any liabilities obligations, governmental overpayments, claims against or contracts or obligations of Sellers, any of their Affiliates, or the Healthcare Facilities, of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Sellers or any of their Affiliates, arising out of or by reason of this transaction or any other transaction or event occurring or condition existing prior to Closing. Without limiting the generality of the foregoing, Purchaser will not assume or be liable for: (i) any indebtedness of any kind, including any capitalized leases, current portion of long-term debt and long-term debt (less current maturities), and any liabilities not reflected on the balance sheets included in the Financial Statements, except for the MOB Liabilities; (ii) any intercompany liabilities or amounts due to Affiliates, whether current portion or otherwise; (iii) any liabilities of Sellers, their Affiliates or any of their respective ERISA Affiliates (as defined below), with respect to any retirement, deferred compensation, health, welfare or benefit plan or program (including the Employee Plans, retiree welfare plans or obligations), to or with respect to any individual, whether or not governed by ERISA, including any “church plans”; (iv) any liabilities arising out of or related to Medicare or Medicaid Cost Reports or settlements related to any period prior to Closing, or any liability determined by any action, proceeding or program integrity audit by the Centers for Medicare and Medicaid Services (“CMS”) used to detect and correct improper Medicare/Medicaid payments (a “PI Audit”) or by any commercial payor (a “Commercial Payor Audit”) which is related to any period prior to Closing ; (v) any liabilities of Sellers or any of their Affiliates and any liabilities arising from or related to the conditions of the Purchased Assets prior to Closing under Environmental Laws; or (vi) any liabilities of Sellers or any of their Affiliates or accruing or arising on or before the Closing Date, unless expressly set forth in Section 3.1. The liabilities retained by Sellers (including those specifically described in this Section 3.2) are referred to herein as “Retained Liabilities.” For purposes of this Agreement, “ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with one or more Sellers and/or CHP, as applicable, as defined in Section 414 of the Code, or is otherwise required to be aggregated with one or more Sellers and/or CHP, as applicable, under Section 414(o) of the Code.

ARTICLE 4.

CONSIDERATION

4.1. Consideration. The aggregate consideration for the Purchased Assets and other covenants and commitments provided by the Sellers hereunder shall be: (a) the assumption of the Assumed Liabilities as provided for in Section 3.1; and (b) a total purchase price (the “Purchase Price”) of Five Hundred and Twenty Five Million Dollars ($525,000,000), as adjusted pursuant to Section 4.2), payable by Purchaser at Closing by wire transfer of immediately available funds to an account of CHP in accordance with the wiring instructions set forth on Schedule 4.1.

4.2. Net Working Capital, Estimates and Audits.

(a) Net Working Capital. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of Sellers conveyed to Purchaser pursuant to Section 2.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Sellers assumed by Purchaser pursuant to Section 3.1 hereof (excluding those Retained Liabilities which would otherwise be included in current liabilities), all as determined in accordance with GAAP. In any case with respect to the computation of Net Working Capital (i) the following shall be included in current assets: inventories, supplies, and the prepaid expenses set forth on Schedule 2.1.3 and (ii) the following shall be included in current liabilities: accrued paid time off assumed by Purchaser under Section 3.1.2 and the value of medical and dependent care flexible spending account balances assumed by Purchaser pursuant to Section 3.1.4. For the sake of clarification, Accounts Receivable, cash and cash equivalents, prepaid expenses (other than those set forth on Schedule 2.1.3), investments, funds restricted by donors, funds held by trustee, other receivables, accounts payable and accrued expenses shall not be included in Net Working Capital.

(b) Estimates and Adjustments. At least ten (10) business days prior to Closing, Sellers shall deliver to Purchaser a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available (the “Estimated Working Capital”) and containing reasonable detail and supporting documents showing the derivation of such estimate. The value of Inventory for purposes of determining the Estimated Working Capital will be determined as set forth in Section 4.2(c) below. Subject to the mutual agreement of Sellers and Purchaser, the Estimated Net Working Capital together with the principles, specifications and methodologies for determining the Estimated Net Working Capital, shall be specified in Schedule 4.3 and, together with the amounts determined under Section 4.2(c) with respect to Inventory, shall be used for purposes of calculating the Purchase Price as of the Closing. Within sixty (60) days after the Closing, Purchaser shall deliver to Sellers its determination of the Net Working Capital as of the Closing (the “Final Net Working Capital”) following the same principles, specifications and methodologies used to determine the Estimated Net Working Capital as set forth on Schedule 4.2). Each Party shall have full access to the financial books and records pertaining to the Purchased Assets to confirm or audit Net Working Capital computations. Should Sellers disagree with Purchaser’s determination of the Final Net Working Capital, they shall notify Purchaser within thirty (30) days after Purchaser’s delivery of its determination of the Final Net

Working Capital. If Sellers and Purchaser fail to agree within thirty (30) days after Sellers’ delivery of notice of disagreement on the amount of the Final Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 4.2(d) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of the Final Net Working Capital. At Closing, the Purchase Price shall be increased by the amount of the Estimated Net Working Capital if it is positive or decreased by the amount of the Estimated Net Working Capital if it is negative. Within five (5) business days after determination of the Final Net Working Capital, Purchaser shall pay Sellers the difference between the Final Net Working Capital and the Estimated Net Working Capital if the Final Net Working Capital is greater than the Estimated Net Working Capital or Sellers will pay Purchaser the difference between the Estimated Net Working Capital and the Final Net Working Capital if the Estimated Net Working Capital is greater than the Final Net Working Capital.

(c) Inventory. Not more than fifteen (15) days prior to the Closing, employees or representatives of Sellers and Purchaser, along with a mutually agreed upon independent third party inspector that has experience in physical inspections of inventory (an “Inventory Inspector”), shall meet at the Healthcare Facilities to collectively conduct a physical inspection of the items of Inventory then in existence. Purchaser shall have the right at its reasonable sole discretion to exclude any items of Inventory it does not wish to acquire, by providing written notice thereof to Sellers at or following the physical inspection process described hereby, but in no event more than five (5) days prior to Closing. Purchaser shall acquire from Sellers at Closing all items of Inventory not so excluded by Purchaser, and the Estimated Net Working Capital will include an amount equal to Sellers’ cost of acquisition of such acquired Inventory, as reflected on the Financial Statements and Sellers’ books and records. Each Party shall be responsible for the costs and expenses of its respective employees or representatives incurred in connection with the physical inspection described in this Section 4.2(c). All fees and expenses of the Inventory Inspector will be borne and paid one-half by Sellers and one-half by Purchaser.

(d) Dispute of Adjustments. In the event that Sellers and Purchaser are not able to agree on the actual Final Net Working Capital within thirty (30) days after Sellers’ delivery of notice of disagreement, Sellers and Purchaser shall each have the right to require that such disputed determination be submitted to KPMG LLP or if KPMG LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Sellers and Purchaser may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Final Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Final Net Working Capital. The Accounting Firm’s determination shall be binding upon Sellers and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by Sellers and Purchaser.

4.3. Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 4.3, which will be mutually agreed upon by the Parties prior to Closing.

The Parties agree to file the forms required by Section 1060 of the Code, and all tax returns in a manner consistent with such agreed upon allocation. The Parties agree to abide by the allocation arrived at pursuant to this Section 4.4 for Closing and terminating cost report purposes.

4.4. Receivables. Purchaser is not acquiring the Accounts Receivable pursuant to the terms of this Agreement. Accordingly, in accordance with the Accounts Receivable Support Agreement attached hereto as Exhibit J (the “Accounts Receivable Support Agreement”), Purchaser shall remit to MHP, by the tenth (10th) day of the calendar month immediately following the month in which the payment was received, any payments it may receive of any kind or nature attributable to the rendering of services to MHP or an MHP Affiliate’s patients (inpatient and outpatient) on or before the Closing Date. In accordance with the Accounts Receivable Support Agreement, (i) as to per diem based payments, Purchaser agrees to remit to MHP payment for patient days before the Closing Date; and (ii) as to DRG and all other case rate charges, Purchaser agrees to remit to MHP the portion of such payments equal to the percentage of patient charges up to the Closing Date to the total patient charges for such patient stay.

4.5. Purchaser’s Receivables. In accordance with the Transition Services Agreement, MHP shall remit to Purchaser, by the tenth (10th) day of the calendar month following the month in which payment was received, any payments which constitute payments of accounts receivable of Purchaser.

4.6. Allocation of Real Estate Expenses. Real Estate taxes and assessments attributable to Owned Property shall be prorated as of the Closing Date. Rents, deposits and other amounts either received by Sellers with respect to Owned Property subject to existing leases which are Assumed Agreements or with respect to subleases of Leased Property under subleases that are Assumed Agreements or paid by Sellers with respect to Leased Property under leases that are Assumed Agreements will be allocated and prorated as of the Closing Date. The Parties will work cooperatively to (i) transfer all utilities for Real Property to the account of Purchaser immediately following the Closing Date and (ii) calculate, pay, collect and remit all such prorated or allocated items.

ARTICLE 5.

ADDITIONAL POST-CLOSING AGREEMENTS/OBLIGATIONS OF THE PARTIES

5.1. Employment of Employees; Additional Employee Matters. Purchaser and, as appropriate, other Purchaser Affiliates, will make good faith offers of employment effective as of 12:01 A.M on the Closing Date, contingent upon the consummation of the Transactions, with a commitment not to terminate, except for cause as reasonably determined by Purchaser (i.e., with a legitimate reason with respect to such employee’s job performance or conduct), any such employment for a period of at least one year following the Closing Date, to all of Sellers’ employees then providing services to the Healthcare Facilities in the MHP-TN REGION (“Employees”), for positions with comparable duties, responsibilities and job status (i.e. full-time, part-time, per diem, etc.) and at wages at least equal to wages earned by Employees actively employed the day before Closing as listed on Schedule 5.1(a). Notwithstanding the foregoing, Purchaser’s obligation to retain the Employees set forth in Schedule 5.1(b) in accordance with this Section 5.1 shall be limited to six months. Notwithstanding the foregoing, Purchaser shall not be required to offer to employ any medical transcriptionists currently employed by Sellers as set forth on Schedule 5.1(c) and will use reasonable efforts to cause all such persons to be offered employment by the third party transcription service engaged by Purchaser, and Purchaser may also elect not to make offers to categories of Employees other than medical transcriptionists if a vendor of Purchaser has agreed to make offers of employment to such Employees. All Employees who accept the Purchaser’s offer of employment shall be referred to herein as the “Hired Employees”. Further, notwithstanding the foregoing, Purchaser may elect in its sole discretion to terminate any Hired Employee without cause as defined herein prior to the expiration of the applicable twelve (12) or six (6) month period as set forth herein (“Retention Period”). For any such terminated Hired Employee who is not a Senior Management Employee, the Purchaser will provide such terminated Hired Employee with continuation of such Hired Employee’s then current salary and group health benefits at the same premium cost applicable to active employees for the greater of (i) the duration of the remaining Retention Period applicable to such terminated Hired Employee or (ii) the period for which the terminated Hired Employees would be eligible for such salary and benefits under Sellers’ severance pay policy (also known as Sellers’ Period of Notice Policy, and which is not assumed by Purchaser) that was previously provided to Purchaser by Sellers and which is in effect on the date hereof, measured from the Closing Date. Such continuation of group health benefits during the Retention Period shall be in addition to any period of continuation or group health benefits for which Hired Employees otherwise are eligible for COBRA. Purchaser shall be solely responsible for all WARN Act compliance requirements arising from such terminations. Notwithstanding the foregoing, as of the Closing Date Purchaser shall extend only conditional offers of employment to all Employees who as of the Closing Date are on leave of absence status pursuant to military leave or other types of leave that provide a legal right of reemployment upon termination or expiration of such leave (collectively, the “Inactive Employees”) and such offers shall be conditioned as follows. If an Inactive Employee is cleared to return to work at the end of such leave and within one year of the Closing Date (or such longer period as may be required by applicable law), Purchaser shall thereupon convert the conditional offer of employment to an offer of immediate employment. Notwithstanding the foregoing, Purchaser reserves the right not to hire an Employee or continue the employment of any Hired Employee for reasonable cause (i.e., with a legitimate reason with respect to such employee’s job performance or conduct), upon reasonable advance notice to Sellers if prior to the Closing. Except as otherwise provided herein, nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Purchaser with respect to employees. Nothing herein shall be deemed to create or grant to any such employees third-party beneficiary rights or claims of any kind or nature. Purchaser shall provide Hired Employees with employee benefits which are substantially similar to the benefits generally offered to employees of other Affiliates of Purchaser. Purchaser shall recognize the existing seniority and service credit with any Seller of all Hired Employees for benefits purposes in Purchaser’s retirement plans and other plans which consider seniority (including but not limited to leave accrual rates and separation pay if applicable) and shall provide credit under such retirement and other plans for purposes of determining eligibility and vesting, but not for purposes of determining the amount of benefits under such plans; provided, however, that no such credit need be given in respect of any new plan commenced or participated in by Purchaser in which no prior service credit is given or recognized to or for other plan beneficiaries. Purchaser shall recognize service credit with any Seller of all Hired Employees for purposes of the Family and Medical Leave Act (FMLA). Notwithstanding any other provision of this Agreement, Purchaser shall offer to employ a sufficient number of Employees so that the transactions contemplated by this Agreement shall not constitute a “plant closing” or “mass layoff” as those terms are used in the WARN Act.

5.1.2. Group Health and Welfare Benefit Plans. Purchaser shall provide that with respect to all Hired Employees and their dependents who are eligible under the terms of Purchaser’s group health plans and who elect coverage under such group health plans, any amounts which have been applied toward satisfaction of calendar year 2011 copayments, deductibles, and out-of-pocket maximums under plans of Sellers shall be deemed to be applied toward satisfaction of calendar year 2011 copayments, deductibles, and out-of-pocket maximums under plans of Purchaser. Purchaser shall cause its employee welfare benefit plans to waive any exclusions or limitations for pre-existing conditions and waiting periods with respect to conditions affecting any Hired Employee or dependent as of the Closing Date to the extent that such exclusion or limitation was waived for such Hired Employee or dependent under Sellers’ plans. Purchaser shall cause its flexible spending account plans to implement the 2011 elections made by Hired Employees under Sellers’ flexible spending account plans and shall assume liability for reimbursement claims for Hired Employees with respect to calendar year 2011 that are submitted for reimbursement on or after the Closing Date. Sellers shall provide Purchaser with such data as may be necessary for Purchaser to implement Hired Employee Elections and all claims for reimbursement shall be subject to the terms of Purchaser’s flexible spending account plans. As soon as practicable, but not more than thirty (30) days after the Closing Date, Sellers shall pay Purchaser an amount in cash equal to (i) the sum of all Hired Employee contributions to Sellers’ flexible spending account plans for the 2011 calendar year made prior to the Closing Date, reduced by (ii) the sum of all claims incurred by Hired Employees during the 2011 calendar year that are paid by Sellers’ flexible spending account plans (and chargeable to Hired Employees’ 2011 account balances) prior to such cash transfer from Sellers to Purchaser.

5.1.3. COBRA. To the extent COBRA applies to Sellers’ group health plans, Purchaser will offer and provide continuation coverage for all “M&A Qualified Beneficiaries” as that term is defined in section 54.4980B-9 of the COBRA regulations, including without limitation coverage for employees or former employees of Seller who are not Hired Employees and their respective spouses and dependents, and for former employees of Sellers or their dependents whose COBRA qualifying events occurred prior to the Closing Date and whose COBRA coverage is in effect as of the Closing Date, or whose election period for choosing such COBRA coverage has not ended as of the Closing Date, as set forth on Schedule 5.1.3.

5.1.4. MHP Senior Management Transition. At Closing, Purchaser will enter into severance agreements with the members of the MHP senior management team identified on Schedule 5.1.4 (each a “Senior Management Employee”), and such agreements will provide, among other things, (a) that the executive shall receive a one year severance package from Purchaser equal to at least 100% of his or her then current annual base salary, payable on a monthly basis, plus COBRA health care continuation coverage at the same cost as that paid by active employees if such executive is involuntarily terminated by Purchaser without cause during the three (3) year period following the Closing, (b) that the executive will not compete in the Knoxville Service Area with the Healthcare Facilities during the term of the severance agreement (“Non-compete Period”), and (c) that the executive will have a right to terminate the severance agreement prior to expiration of the Non-compete Period, in which case the executive will be relieved of any further obligation under the agreement not to compete with the Healthcare Facilities and the executive will forfeit any outstanding payments or future benefits due to him or her under the severance agreement.

5.1.5. Purchaser Plans. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of Purchaser, HMA, or their Affiliates, (ii) obligate HMA, Purchaser or any of their Affiliates to maintain any particular benefit plan or arrangement or (iii) prevent HMA, Purchaser or any of their Affiliates from amending or terminating any benefit plan or arrangement. Except as limited in this Section, Purchaser retains the right to change, modify or terminate any wages, benefits, policies and procedures in its sole discretion as it deems appropriate.

5.1.6. Matters Related to for Sisters of Mercy and the VP of Mission Integration.

(a) Sisters of Mercy. Purchaser agrees to provide access and facility support (e.g., offices, telephones, and copier access) to the five Sisters of Mercy who are performing their ministry and pastoral care at the Hospitals and in the Knoxville community as of the Closing Date for their continuing performance of such ministries and pastoral care as long as each Sister desires and is able to continue such activities and to contribute to the Sisters of Mercy $42,000 annually for each such Sister performing her ministry and pastoral care at the end of each year in which she performs such ministry (prorated for partial years), in accordance with the Mission Services Agreement attached hereto as Exhibit G (the “Mission Services Agreement”). Such Sisters shall not be employees of Purchaser and shall not be eligible under Purchaser’s employee benefit plans. Royalties paid by Purchaser under the License (as defined below) shall be applied to reduce the contributions to the Sisters of Mercy under the provisions of the Mission Services Agreement.

(b) Mission Integration. Purchaser agrees to maintain a VP of Mission Integration (or similar position) to administer the interdenominational chaplaincy program maintained by Purchaser in accordance with Section 5.10.

5.2. Medical Staff Matters.

5.2.1. Medical Staff Protection. Purchaser shall:

(a) continue the existing medical staff membership rights and clinical privileges of the medical staffs (“MHP Physicians”) at the Hospitals in accordance with Medical Staff Bylaws in effect immediately prior to Closing, to the extent that Purchaser’s legal counsel reasonably concludes that such Medical Staff Bylaws are consistent with applicable laws; provided, however, that the provisions of this Section 5.2.1 will not give rise, or be deemed to give rise, to any right or right of action in any medical staff member, other third party or any group thereof; and

(b) assume, honor and comply with all existing written agreements between MHP and/or an MHP Affiliate and its physicians that are listed on Schedule 2.1.4.

5.3. Access to the Records After Closing.

5.3.1. Sellers’ Access. After the Closing, Purchaser agrees that it shall give, or cause to be given, to Sellers and CHP and their respective successors and representatives, during normal business hours and at the expense of Sellers, CHP or their successors or representatives, such access to the properties, titles, contracts, books, records, files, documents and affairs maintained with respect to the Sellers as is reasonably necessary to allow Sellers, CHP or their successors to obtain information in the Purchaser’s possession for any lawful purpose, including but not limited to filing of reports and to respond to any claims, demands, audits, suits or matters of a similar nature made by or against a Seller or CHP, and at the expense of Sellers, CHP or their successors, to make copies of such information to the extent reasonably necessary; provided, however, that each Seller and/or CHP hereby agrees that in the event it or its successor gains access to information relating to Purchaser, it or its successor will not, unless required by law or an order of any court with competent jurisdiction, disclose or divulge to any third party or otherwise use against the interests of Purchaser any of such information. Purchaser agrees to retain all such contracts, books, records, files and documents for a period of seven (7) years after the Closing Date.

5.3.2. Purchaser’s Access. After the Closing, CHP and Sellers agree that they shall give, or cause to be given, to Purchaser and its respective successors and representatives, during normal business hours and at the expense of Purchaser or its successors or representatives, such access to the properties, titles, contracts, books, records, files, documents and affairs maintained with respect to MHP or an MHP Affiliate as is reasonably necessary to allow Purchaser or its successors to obtain information in Sellers’ possession for any lawful purpose, including but not limited to filing of reports and to respond to any claims, demands, audits, suits or matters of a similar nature made by or against Purchasers as the new owner and operator of the Healthcare Facilities, and at the expense of Purchaser or its successor, to make copies of such information to the extent reasonably necessary; provided, however, that Purchaser hereby agrees that in the event it or its successor gains access to information relating to Sellers, it or its successor will not, unless required by law or order of any court of competent jurisdiction, disclose or divulge to any third party or otherwise use against the interests of Sellers any of such information. Sellers agree to retain all such contracts, books, records, files and documents for a period of seven (7) years after the Closing Date.

5.4. Custodial Agreement for Medical Records. The Custodial Agreement for Medical Records is attached hereto as Exhibit H.

5.5. Tail Insurance. As of the Closing, Sellers will obtain tail insurance with an unlimited reporting period, without any lapse in coverage. The premium and other costs of the tail insurance shall be paid by Sellers. Sellers shall, upon Purchaser’s request, provide certificate(s) of insurance to Purchaser evidencing the continued effectiveness of such insurance policies. Sellers shall, upon Purchaser’s request, provide certificate(s) of insurance to Purchaser evidencing the continued effectiveness of such insurance policies which certificate(s) shall name Purchaser and HMA as an “additional insured” and provide that such policies cannot be cancelled, terminated or the coverage amounts reduced without at least thirty (30) days’ advance written notice to such additional insureds. For purposes of this Agreement, “tail insurance” shall be deemed to mean the extended reporting period endorsements available under Sellers’ primary and excess healthcare professional liability insurance policies with respect to the Healthcare Facilities and the reporting endorsement under Sellers’ healthcare professional liability insurance policy, including paramedical employees, and the extended reporting endorsement under Sellers’ professional liability insurance policy covering Seller’s employed physicians. With respect to those physicians employed by Sellers who maintain professional liability insurance with State Volunteer Mutual Insurance Company or Medical Protection Insurance Company, the Parties will discuss in good faith between signing and Closing mutually agreeable arrangements for tail insurance, and reflect such agreements in an amendment to this Agreement or a side letter agreement.

5.6. Use of Names. From and after Closing, Purchaser shall not use the names of “Baptist”, CHP, “Mercy”, MHP or any MHP Affiliate or any variation of the foregoing in the conduct of its businesses. Notwithstanding the foregoing, Sellers shall license such rights as Sellers maintain in the “St. Mary’s” name to Purchaser through a royalty bearing license as attached hereto as Exhibit D (the “License”) for use post-closing. Any royalty payments paid under the License will be offset against any contribution to be made pursuant to the Mission Services Agreement currently contemplated under Section 5.1.6(a).

5.7. Post-Closing Cooperation. Each Party to this Agreement agrees that on and after Closing, it will execute any and all necessary documents, and take any and all necessary actions, to effect the purposes and terms of this Agreement or any other reasonable request. Specifically, the Parties shall (a) reasonably cooperate with each other in the defense of any litigation, investigation, claim or proceeding related to Sellers including the provision of witnesses and records (including contracts, memoranda, charge data, invoices, correspondence and other documentation) in a timely manner as reasonably requested by a Party to this Agreement; (b) reasonably cooperate with each other on all matters related to the preparation and submission of claims to the Medicare and Medicaid programs and other third party payers for services provided to beneficiaries; (c) reasonably cooperate with each other in the preparation and settlement of Medicare and Medicaid cost reports for all cost reporting years which are open as of the Closing Date in accordance with the provisions of Section 5.13; and (d) abide by any applicable confidentiality privileges. Each Party also agrees to (i) promptly notify each other Party in writing of any claim or threatened claim against a Party or its present, previous or future directors, trustees or officers arising out of any matter relating to the Transaction; (ii) promptly deliver to the appropriate Party all correspondence or other written materials received by a Party after Closing pertaining to that Party; and (iii) provide any documents necessary to obtain or maintain licenses, franchises, permits, certificates, certificates of need, accreditations, contracts, consents, and approvals, required by law or governmental regulations from all applicable federal, state and local authorities and any other regulatory agencies necessary for the legal operation of the Healthcare Facilities by Purchaser and to otherwise further the terms of the Transaction set forth in this Agreement and any Exhibits hereto. With respect to clause (a), above, and without limiting any other provision of this Agreement, (i) if Purchaser is named as a defendant in any malpractice claim stemming from care provided at a Hospital prior to the Closing Date, Sellers shall, at Sellers’ sole cost, provide such Purchaser with legal defense to such claims and indemnify Purchasers in accordance with Article 16; and (ii) if any Seller is named as a defendant in any malpractice claim stemming from care provided at the Hospitals on or after the Closing Date, Purchasers shall, at Purchasers’ sole cost, provide such Seller with legal defense to such claims and indemnify Purchasers in accordance with Article 16.

5.8. Purchaser’s Capital Commitment. During the five (5) year period (“Expenditure Period”) following the Closing, Purchaser agrees to fund at least One Hundred and Eighty Million Dollars ($180,000,000) in capital expenditures for the facilities purchased from MHP for the MHP-TN REGION. The capital expenditures made by Purchaser under this Section 5.8 may include expenditures for new equipment, equipment replacement, information systems, facility renovations, new facilities, medical office space, and development of new services, quality improvement programs, physician recruitment and other capital expenditures with respect to the Healthcare Facilities. Any cause beyond Purchaser’s control that prevents or delays Purchaser’s performance of its obligations under this Section 5.8, including the acts and requirements of governmental authorities, acts of God, acts of war or terrorism, civil insurrection, strikes or unavailability of raw materials or supplies shall extend the Expenditure Period to the extent necessary for Purchaser to meet its obligations under this Section 5.8 after the cause of the delay has been removed. Purchaser shall for a period of five (5) years provide CHP with an annual report, thirty (30) days after the end of the first anniversary of the Closing Date and each anniversary thereafter, as to its expenditures under this Section 5.8, and CHP shall have the right to enforce Purchaser’s commitments under the covenants and commitments of Purchaser under Section 5.8.

5.9. Continuation of Services. During the Services Continuation Period (as hereinafter defined), or longer if required by law, Purchaser agrees to continue to operate the Hospitals, consistent with state and federal regulatory requirements, and to assure that the Hospitals shall continue to fulfill their current community service obligations (the “Community Service Obligations”), including (i) maintaining indigent and charity care policies with financial terms that are at least as favorable to indigent patients as the current MHP indigent and charity care policies applicable to the Knoxville Service Areas prior to the Closing Date, which are attached hereto as Schedule 5.9, unless Purchaser is required to amend such policies to comply with applicable law, (ii) not taking any action that is intended to discourage indigent patients from obtaining services from the Hospitals in accordance with such indigent and charity care policies; (iii) assuring that the Hospitals will remain participating providers in the federal Medicare and the Medicaid programs; (iv) meeting the Hospitals’ obligations under the Emergency Medical Treatment and Active Labor Act; and (v) adhering to policies of providing medically necessary care to anyone who requires it regardless of race, gender, age, national origin, insurance status, ability to pay or any other prohibited discriminatory criteria to meet all obligations imposed by the State of Tennessee and the federal government for granting and maintaining licenses for the Hospitals. Purchaser acknowledges and agrees that CHP shall have the right to enforce the covenants set forth in this Section. Purchaser shall for a period of five (5) years provide CHP with an annual report, in a form reasonably determined by Purchaser, thirty (30) days after the end of the first anniversary of the Closing Date and each anniversary thereafter, as to its Community Service Obligations. For purposes of this Section 5.9, “Services Continuation Period” means (i) with respect to the Hospitals owned by Purchaser following the

Closing, the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date and (ii) with respect to each Hospital leased by Purchaser under a Hospital Lease Agreement (or any agreement that replaces a Hospital Lease Agreement) following Closing, the period beginning on the Closing Date and ending on the earlier of (A) the fifth (5th) anniversary of the Closing Date or (B) the expiration or termination of the Hospital Lease Agreement (or any agreement that replaces a Hospital Lease Agreement) applicable to the Hospital.

5.10. Religious Commitment. Purchaser agrees to continually: (i) maintain any and all existing religious indicia and an interdenominational chaplaincy program for continued spiritual care services at the Healthcare Facilities; (ii) maintain an interdenominational worship space at Mercy Medical Center, St. Mary’s; and (iii) take all action necessary so that no direct abortion or active euthanasia services will ever be provided at the Healthcare Facilities. Purchaser acknowledges and agrees that CHP shall have the right to enforce the covenants set forth in this Section.

5.11. Use of Controlled Substance Permits. To the extent permitted by applicable law, Purchaser shall have the right, for a period not to exceed one hundred twenty (120) days following the Closing Date, to operate under the licenses and registrations of Sellers relating to controlled substances and the operations of pharmacies and laboratories, until Purchaser is able to obtain such licenses and registrations for itself. Sellers shall not be obligated to renew any such license which expires during such period. In furtherance thereof, Sellers shall execute and deliver to Purchaser at or prior to the Closing, a Limited Power of Attorney substantially in a form mutually acceptable to the Parties attached hereto as Exhibit E. Purchaser shall promptly apply for such licenses and registrations in its own name as soon as reasonably possible after the date of this Agreement and shall diligently pursue such applications.

5.12. Restrictive Covenant.

(a) To the fullest extent permitted by Law, for a period of five (5) years from and after the Closing Date, neither Sellers nor any of their Affiliates will, within the Knoxville Service Area, directly or indirectly develop, construct, own or operate an acute care hospital, medical/surgical hospital or provide services customarily incident to an acute care hospital or medical/surgical hospital, or other ancillary healthcare services (including ambulatory surgery centers, imaging centers, and physician practices).

(b) If any governmental authority determines that the restrictive covenants provided by this Section, or any part thereof, are invalid or unenforceable for any reason, the remainder of the restrictive covenants will not thereby be affected and will be given full force and effect, without regard to the invalid portion or portions. If any governmental authority determines that the restrictive covenants provided by this Section 5.12, or any part thereof, are unenforceable because of the duration or scope of any thereof, such governmental authority will have the power to reduce such duration or scope and, in its reduced form, such covenants will then be enforceable and will be given full force and effect.

(c) Sellers, respectively, recognize that any breach of the provisions of this Section by any of them or any of their Affiliates would result in irreparable harm to Purchaser and its respective Affiliates and, therefore, that the Purchaser and its Affiliates will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies.

Notwithstanding the foregoing, to the extent CHP exercises its right of first refusal under Section 5.19 below, the restrictive covenants provided by this Section 5.12 shall be of no force and effect and not apply to Sellers or their Affiliates, with respect to the operations of any assets acquired through the exercise of such right of first refusal.

5.13. Cost Reports, PI Audits and Commercial Payor Audits.

(a) Sellers will prepare and file all cost reports and all other required reports relating to all Medicare, Medicaid, TRICARE and other third party payor reports in respect of all periods ending and all services rendered prior to the Closing Date (the “Seller Cost Reports”). Purchaser shall forward to Sellers any and all correspondence relating to the Seller Cost Reports within five (5) business days of receipt by the Purchaser. Except to the extent that Purchaser is alleged to have any responsibility for the content of any Seller Cost Report or as provided in Section 5.13(b), Purchaser will not reply to any such correspondence without the MHP’s written approval, which will not be unreasonably withheld. Purchaser shall provide Sellers with copies of any such replies by Purchaser. Sellers shall retain all rights to the Seller Cost Reports, including sole responsibility for any payables resulting from such reports or any receivables relating to the Seller Cost Reports. Sellers will pay any amounts owed pursuant to the Seller Cost Reports, together with any penalties, interest, fines, costs or other amounts related thereto, as promptly as practicable following the determination of any such amounts pursuant to the notice of program reimbursement letter (but in any event no later than the due date set forth in such letter), subject to any rights of appeal. Sellers’ shall retain the right to appeal any Medicare determinations relating to the Seller Cost Reports. Sellers shall retain the originals of the Seller Cost Reports, for a period of four (4) years and correspondence, work papers, other required material reports and other documents relating to the Seller Cost Reports. Sellers will furnish copies of such documents that support it’s filed and audited cost reports to Purchaser upon request and allow Purchaser reasonable access to such documents.

(b) Without limiting any other provision of this Agreement, in the event of any PI Audit or Commercial Payor Audit which occurs on or after the Closing involving patients with dates of service prior to the Closing Date: (i) Purchaser shall use all reasonable efforts to respond to requests for claims records by any PI Audit contractor or commercial payor under agreements that are Assumed Agreements within the time permitted by applicable regulations or contractual requirements; (ii) Purchaser shall forward to Sellers copies of any and all correspondence relating to such PI Audits or Commercial Payor Audits within five (5) business days of receipt by Purchaser; (iii) Purchaser shall be solely responsible for responding to any such correspondence; (iv) Purchaser and Sellers shall coordinate and control any appeals or administrative actions required to be taken in connection with any PI Audits or Commercial Payor Audits; (v) Purchaser shall be solely responsible for all out of pocket costs and expenses arising out of or incurred in connection with such PI Audits or Commercial Payor Audits initial responses and follow up responses prior to appeal levels; and (vi) Purchaser shall take such actions and execute such documents as are reasonably necessary to enable Sellers to rebut, defend and appeal proposed and/or actual denials of claims resulting from such PI Audits or Commercial Payor Audit. Sellers shall be solely responsible for all out of pocket costs and expenses arising out of or incurred in connection with such PI Audit appeals or Commercial Payor Audits or administrative actions, including any responses required in connection therewith. Purchaser shall not be required to incur any out of pocket expenses in complying with the foregoing (meaning expenses of outside consultants or other external expenses) and Purchaser and Sellers will agree to a process for monthly reconciliation of liabilities attributable to patients with dates of service prior to the Closing Date and to patients with dates of service on and after the Closing Date. CHP shall have the right to enforce the covenants set forth in this Section 5.13. For the avoidance of doubt, in no event shall Purchaser be responsible for any liabilities arising out of a PI Audit or Commercial Payor Audit with respect to patients with dates of service prior to the Closing Date, all of which liabilities are Retained Liabilities hereunder.

5.14. Tax Matters.

(a) Sellers shall be responsible for the preparation and filing of federal, state and local tax returns of Sellers, if any, required with respect to the Healthcare Facilities for the periods ending on or prior to the Closing Date. Purchaser shall be responsible for the preparation and filing of federal, state and local tax returns with respect to the Healthcare Facilities for periods ending on and after the Closing Date.

(b) Sellers shall be responsible for payment of federal, state and local taxes, if any, with respect to the Healthcare Facilities attributable to periods ending prior to the Closing Date. Purchaser shall be responsible for payment of federal, state and local taxes with respect to the Healthcare Facilities attributable to periods ending on or after the Closing Date. Responsibility for paying transfer taxes shall be as set forth in Section 6.5.

(c) In the event that Purchaser or Sellers receives written notice from an appropriate taxing authority of any pending or threatened examination, claim, settlement, proposed adjustment or related matter with respect to the taxes of Sellers that could affect Sellers or any affiliate of the Sellers, or if Sellers or any affiliate of Sellers receives written notice from an appropriate taxing authority of any such matters that could affect Purchaser, Sellers, any of their subsidiaries or respective affiliates, the party receiving notice shall notify in writing the potentially affected party within ten (10) days thereof.

(d) In the case of any audit, examination or other proceeding with respect to taxes for which Sellers are or may be liable pursuant to this Agreement, Purchaser shall promptly inform Sellers, and Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions reasonably deemed necessary by Sellers with respect to such audit, examination or proceeding to the extent such audit, examination or proceeding may affect the amount of taxes for which Sellers are liable pursuant to this Agreement. Sellers shall have the right to control any such audit, examination or proceeding, and, if there is a reasonable basis therefor, to initiate any claim for refund, file any amended return or take any other action that they deem appropriate with respect to such taxes.

5.15. Hospital Board of Trustees. As soon as practicable following the Closing, Purchaser will appoint and maintain an advisory Board of Trustees for each Hospital comprised of at least twelve (12) members, including the Hospital’s Chief Executive Officer. With respect to the remaining members, approximately 60% shall be physicians on the Hospital’s medical staff selected by Purchaser and not less than 40% shall be community representatives selected by Purchaser (the “Board of Trustees”). The Board of Trustees members will be appointed for terms of three (3) years on a staggered basis to provide continuity and the composition of the initial Board of Trustees shall be selected by Purchaser in consultation with MHP on or prior to the Closing Date. Initially, the Board of Trustees shall be comprised of the Hospital’s Chief Executive Officer, Chief of the Medical Staff, physicians on the Hospital’s medical staff and members of the community, including members of the existing board of the Hospital. The Board of Trustees shall owe a duty of undivided loyalty and good faith to the Hospital and must avoid conflicts of interest and self-dealing. Subject to applicable legal requirements, the Board of Trustees shall have the following responsibilities: (a) participating in the adoption of a vision, mission and values statement and advising the Chief Executive Officer of the Hospital on both short and long-range planning for the Hospital; (b) advising Purchaser on the performance of the Chief Executive Officer of the Hospital; (c) participating in discussions regarding discontinuing, or substantially reducing in size or scope, any essential service of the Hospital, with Purchaser retaining ultimate decision authority regarding such discontinuation or reduction; (d) providing oversight and input regarding medical staff membership and privileges and, when necessary, taking disciplinary action consistent with the Hospital and Medical Staff Bylaws (with the advice of counsel and with Purchaser reserving ultimate authority for hiring and firing employees); (e) assuring medical staff compliance with Joint Commission requirements (with the advice of counsel); (f) supporting physician recruitment efforts; and (g) fostering community relations and identifying service and educational opportunities. Notwithstanding the foregoing, the Board of Trustees will have no authority with respect to the daily operational matters or the financial matters of Purchaser, the Hospitals or the Healthcare Facilities.

5.16. Annual Report. On an annual basis, Purchaser shall provide a report, in a format reasonably determined by Purchaser, to CHP on the community based activities engaged in by the Hospitals in the previous year to include without limitation those contemplated by this Agreement for Community Service Obligations under Section 5.9 and capital expenditures under Section 5.8. CHP shall have the right to enforce the covenants set forth in this Section 5.16.

5.17. Contribution to the Sisters of Mercy, South Central Community. At Closing, Purchaser will donate Two Million Dollars ($2,000,000) to the Sisters of Mercy, South Central Community and One Million Dollars ($1,000,000) to a new Foundation established by the Diocese of Knoxville, to be known as the St. Mary’s Legacy Foundation.

5.18. Living Arrangements for the Sisters of Mercy. Purchaser commits to allowing the Sisters of Mercy to live in the Convent located at 701 East Oak Hill Avenue, Knoxville, Tennessee, through at least December 31, 2012, and shall maintain the Convent in good repair and condition for such period of time, provide all utilities and maintenance and not charge the Sisters for rent, utilities, maintenance or any other fees associated with such lease or use of space. This obligation shall survive Closing. CHP shall have the right to enforce the covenants set forth in this Section 5.18.

5.19. CHP’s Right of First Refusal. For a period of five (5) years following the Closing Date, Purchaser may not sell, convey, or otherwise transfer to any Person that is not an Affiliate of Purchaser (a) all or substantially all of the assets that comprise the Healthcare Facilities located in the Knoxville Service Area or any single Hospital or (b) an equity interest in all of the Healthcare Facilities located in the Knoxville Service Area or an equity interest in any single Hospital (collectively, for purposes of this Section 5.19, the “Interest”) (including by gift, sale, bequests, or other transfers by Purchaser), without first giving CHP a right of first refusal to purchase the Interest on the terms and conditions set forth in this Section (“CHP’s Right of First Refusal”).

(a)	Notice of Proposed Transfer. Purchaser shall deliver to CHP a written notice ( for purposes of this Section 5.19, the “Notice”) stating: (i) Purchaser’s bona fide intention to sell or otherwise transfer such Interest; (ii) the name of each proposed purchaser or other transferee (for purposes of this Section 5.19, the “Proposed Transferee”); (iii) the Interest to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which Purchaser proposes to transfer the Interest (for purposes of this Section 5.19, the “Offered Price”); and (v) the material terms and conditions of the proposed transfer (for purposes of this Section 5.19, the “Offer Terms”); and offer the Interest at the Offered Price and on the Offer Terms to CHP.

(b)	Exercise of Right of First Refusal. At any time within sixty (60) days after receipt of the Notice, CHP may, by giving written notice to Purchaser, elect to purchase all, but not less than all, of the Interest proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.

(c)	Purchase Price. The purchase price (for purposes of this Section 5.19, the “Purchase Price”) for the Interest purchased by CHP under this Section shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (for purposes of this Section 5.19, the “Terms”). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by an independent third party valuation by an appraiser mutually acceptable to Purchaser and CHP.

(d)	Payment. Payment of the Purchase Price shall be made, at the option of CHP, in cash (by check), by cancellation of all or any outstanding indebtedness of Purchaser to CHP, or by any combination thereof, in any case in accordance with the Terms, within ninety (90) days after delivery of the written notice by Purchaser as set forth in subsection (b) above.

(e)	Purchaser’s Right to Transfer. If all of the Interest proposed in the Notice to be transferred to a given Proposed Transferee is not purchased by CHP as provided in this Section, then Purchaser may sell or otherwise transfer such Interest to that Proposed Transferee at the Offered Price or at a higher price and on the Offer Terms, provided such sale or other transfer is consummated within one year after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities law. If the Interest described in the Notice is not sold or transferred to the Proposed Transferee within such period, a new Notice shall be given to CHP, and CHP shall again be offered the Right of First Refusal before any Interest held by Purchaser may be sold or otherwise transferred.

(f)	Termination of the Right of First Refusal. CHP’s Right of First Refusal shall survive Closing and shall terminate upon the earlier of five (5) years following the Closing Date or immediately after the closing of the first sale of the Interest; provided, however, that a sale of one Hospital shall not cause a termination of CHP’s Right of First Refusal for the remainder of the Hospitals. CHP’s Right of First Refusal shall not apply if (i) all of HMA’s equity interests or substantially all of HMA’s assets are acquired, either directly or indirectly, by another Person, hospital or system; (ii) a Hospital subject to CHP’s rights under this Section 5.19 is being transferred as the result of expiration or termination of a Hospital Lease Agreement (or any agreement that replaced a Hospital Lease Agreement) applicable to such Hospital; (iii) Purchaser or HMA elect to enter into a joint venture in the Knoxville Service Area with respect to one or more of the Healthcare Facilities in which they retain control and ownership of at least fifty percent (50%) of the assets and equity interests in such Healthcare Facilities and Purchaser; or (iv) Purchaser sells ownership interests of up to forty nine percent (49%) in any one or more Hospitals to physicians. For the avoidance of doubt, a pledge of any of the assets of the Healthcare Facilities or Purchaser’s direct or indirect equity interests in the Healthcare Facilities as collateral shall not constitute a sale, conveyance or transfer for purposes of this Section 5.19.

5.20. Purchaser’s Right of First Refusal. For a period of five (5) years following the Closing Date, Sellers may not sell, convey, or otherwise transfer to any Person that is not an Affiliate of Seller (a) the one hundred (100) acres of undeveloped land adjacent to the St. Mary’s Jefferson Memorial Hospital or (b) 18.65 acres of undeveloped land located in LaFollette, Tennessee as more particularly described on Schedule 2.2.8 (each individually, for purposes of this Section 5.20, an “Interest”) (including by gift, sale, bequests, or other transfers by Sellers), without first giving Purchaser a right of first refusal to purchase the Interest on the terms and conditions set forth in this Section (the “Purchaser’s Right of First Refusal”). Purchaser’s Right of First Refusal will not apply to a transfer made by the Sellers to the Lessors (and/or their assignors) of the Leased Hospitals located in Campbell and/or Jefferson Counties, Tennessee if such transfer is made either before or following the Closing Date as a condition to obtaining such Lessor’s consent to the Transaction. For purposes of clarification, Purchaser’s Right of First Refusal shall not apply to any changes in control of CHP or sales of all or substantially all the assets of CHP.

(a)	Notice of Proposed Transfer. Sellers shall deliver to Purchaser a written notice (for purposes of this Section 5.20, the “Notice”) stating: (i) Sellers’ bona fide intention to sell or otherwise transfer such Interest; (ii) the name of each proposed purchaser or other transferee (for purposes of this Section 5.20, the “Proposed Transferee”); (iii) the Interest to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which Sellers’ propose to transfer the Interest (for purposes of this Section 5.20, the “Offered Price”); and (v) the material terms and conditions of the proposed transfer (for purposes of this Section 5.20, the “Offer Terms”); and offer the Interest at the Offered Price and on the Offer Terms to Purchaser.

(b)	Exercise of Right of First Refusal. At any time within sixty (60) days after receipt of the Notice, Purchaser may, by giving written notice to Sellers, elect to purchase all, but not less than all, of the Interest proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.

(c)	Purchase Price. The purchase price (for purposes of this Section 5.20, the “Purchase Price”) for the Interest purchased by Purchaser under this Section shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (for purposes of this Section 5.20, the “Terms”). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by an independent third party valuation by an appraiser mutually acceptable to Purchaser and Sellers.

(d)	Payment. Payment of the Purchase Price shall be made, at the option of Sellers, in cash (by check), by cancellation of all or any outstanding indebtedness of Purchaser to Sellers, or by any combination thereof, in any case in accordance with the Terms, within ninety (90) days after delivery of the written notice by Purchaser as set forth in subsection (b) above.

(e)	Sellers’ Right to Transfer. If all of the Interest proposed in the Notice to be transferred to a given Proposed Transferee is not purchased by Purchaser as provided in this Section, then Sellers may sell or otherwise transfer such Interest to that Proposed Transferee at the Offered Price or at a higher price and on the Offer Terms, provided such sale or other transfer is consummated within one year after the date of the Notice in which event Purchaser’s Right of First Refusal shall expire as to such Interest. If the Interest described in the Notice is not sold or transferred to the Proposed Transferee within such period, a new Notice shall be given to Purchaser, and Purchaser shall again be offered the Right of First Refusal before any Interest held by Sellers may be sold or otherwise transferred.

(f)	Termination of the Right of First Refusal. Purchaser’s Right of First Refusal shall survive Closing and shall terminate five (5) years following the Closing

Date. HMA shall have the right to enforce the covenants set forth in this Section 5.20.

ARTICLE 6.

CLOSING AND CLOSING DATE

6.1. Date, Location. Subject to the conditions set forth in Article 14, the Closing shall occur on the Closing Date at the offices of CHP in Cincinnati, Ohio, or at such place as the Parties may mutually agree, but shall be effective as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”). Unless the Parties otherwise agree, the Closing Date will be on the first calendar day of a month.

6.2. Allocation of Income and Expenses. Except as expressly provided herein, all income and expenses attributable to the operation of the Purchased Assets (measured on an accrual basis) prior to the Closing Date shall be for the account of the Sellers. Except as expressly provided herein, commencing at 12:01 a.m. (Eastern Standard Time) on the Closing Date, such income and expense shall be for the account of Purchaser.

6.3. The Sellers Deliverables. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchasers:

(a)	Special Warranty Deeds to the Owned Property, substantially in the form attached hereto as Exhibit F, (referred to herein as the “Deeds”), conveying to Purchaser good and marketable title in fee simple, free and clear of all liens or encumbrances, except for Permitted Exceptions, and items described on Schedule 6.3(a);

(b)	All required completed real estate transfer declarations or exemption certificates, affidavits of non-foreign status, title affidavits and other customary real estate transfer forms and certificates for exemption from sales, use or excise tax with respect to the Purchased Assets (provided that Sellers are not required to represent or warrant more than Sellers represent or warrant in this Agreement);

(c)	The executed Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit B;

(d)	The executed IT Transition Services Agreement attached hereto as Exhibit C;

(e)	The executed License attached hereto as Exhibit D;

(f)	The Limited Power of Attorney attached hereto as Exhibit E;

(g)	The Custodial Agreement for Medical Records attached hereto as Exhibit H;

(h)	The Mission Services Agreement attached hereto as Exhibit G;.

(i)	Copies of the Articles of Incorporation of CHP, MHP, and each MHP Affiliate certified by the Department of State of Tennessee or the Secretary of State of Ohio, as the case may be, and dated within thirty (30) days prior to the Closing Date;

(j)	Copies of the resolutions and other actions of the trustees and member, as applicable, of each of CHP, MHP, each MHP Affiliate, authorizing the execution and delivery of this Agreement and the consummation by such corporations of the Transaction, which copies have been certified by the secretary or assistant secretary of each such corporations and dated as of the Closing Date;

(k)	A certificate of good standing (or similar document) for each of CHP, MHP, each MHP Affiliate and each Joint Venture Partnership issued by the Department of State of Tennessee or Secretary of State of Ohio, as the case may be, and dated within thirty (30) days prior to the Closing Date;

(l)	Evidence of the tail insurance required pursuant to Section 5.5;

(m)	Evidence of all Material Consents;

(n)	One or more certificates of incumbency of the respective officers of each Seller, executing this Agreement and the other documents described herein, dated as of the Closing Date;

(o)	Documents or other evidence reasonably satisfactory to Purchaser of the release of all liens, pledges, security interests and encumbrances on the Purchased Assets other than Permitted Exceptions;

(p)	Certificates representing all of Sellers’ equity interests in the Joint Venture Partnerships to be transferred at Closing, duly endorsed in blank or accompanied by duly executed powers, or other instrument of assignment of such equity interests to Purchaser in a form and substance reasonably acceptable to Purchaser, together with the minute books, membership record books and other organizational documents relating to the Joint Venture Partnerships;

(q)	a certificate of a duly authorized officer of each Seller and CHP certifying the Sellers’ and CHP’s satisfaction as of the Closing Date of the conditions provided by Section 14.1(g);

(r)	The executed General Transition Services Agreement attached hereto as Exhibit I;

(s)	The executed Accounts Receivable Support Agreement attached hereto as Exhibit J;

(t)	An executed sublease agreement (the “Parkside MOB Sublease”), pursuant to which Purchaser will sublease from Sellers all rights arising pursuant to the Office Lease Agreement between Parkside Partners, LLC (as landlord) and The Baptist Health System of East Tennessee, Inc. (as tenant), dated July 1, 2003, as amended (the “Parkside MOB Master Lease”), such Parkside MOB Sublease shall be at the same rent and generally on the same economic terms as the Parkside MOB Master Lease, all as mutually agreed to by the Parties in good faith in the Parkside MOB Sublease; and

(u)	All documents required to be provided by the Sellers by any other provision of this Agreement.

6.4. Purchaser’s Deliverables. At the Closing, the Purchaser shall deliver to the Sellers:

(a)	A wire transfer of immediately available federal funds payable to CHP and/or its lenders in the aggregate amount of the Purchase Price under Section 4.1;

(b)	All required completed real estate transfer declarations or exemption certificates, affidavits of non-foreign status, title affidavits and other customary real estate transfer forms and certificates for exemption from sales, use or excise tax with respect to the Purchased Assets (provided that Purchaser is not required to represent or warrant more than Purchaser represents or warrants in this Agreement);

(c)	The executed Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit B;

(d)	The executed IT Transition Services Agreement attached hereto as Exhibit C;

(e)	The executed License attached hereto as Exhibit D;

(f)	The executed Limited Power of Attorney attached hereto as Exhibit E;

(g)	The executed Custodian of Medical Records Agreement attached as Exhibit H;

(h)	The executed Mission Services Agreement attached hereto as Exhibit G;

(i)	Copies of the resolutions and other actions of the manager and member, as applicable, of Purchaser and HMA, authorizing the execution and delivery of this Agreement and the consummation by such corporations of the Transaction, which copies have been certified by the secretary or assistant secretary of each such corporation and dated as of the Closing Date;

(j)	A certificate of good standing (or similar document) for Purchaser issued by the Secretary of State of Tennessee and HMA issued by the Secretary of Sate of Delaware dated within thirty (30) days prior to the Closing Date;

(k)	One or more certificates of incumbency of the respective officers of Purchaser and HMA, executing this Agreement and the other documents described herein, dated as of the Closing Date;

(l)	a certificate of a duly authorized officer of Purchaser and HMA certifying Purchaser’s and HMA’s satisfaction as of the Closing Date of the conditions provided by Section 14.2(f);

(m)	The executed General Transition Services Agreement attached hereto as Exhibit I;

(n)	The executed Accounts Receivable Support Agreement attached hereto as Exhibit J;

(o)	The severance agreements with each Senior Management Employee per Section 5.1.4 above in a form and substance reasonably acceptable to both Sellers and Purchaser;

(p)	The executed Parkside MOB Sublease; and

(r)	All documents required to be provided by Purchaser and HMA by any other provision of this Agreement.

6.5. Closing Costs. Purchaser shall be responsible for the costs of such title examinations, title commitments, title policies, inspections and surveys which Purchaser elects to obtain with respect to the Purchased Assets. MHP and Purchaser shall each be responsible for one-half of any conveyance fee, transfer tax or documentary fee related to the transfer of the Purchased Assets. All other fees, charges, or expenses incidental to the sale, transfer and conveyance of the Real Property to Purchaser shall be paid according to the customs of real estate transactions in the Counties in Tennessee which the Real Property is situated, except as otherwise expressly provided herein.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date of this Agreement and the Closing Date, Sellers hereby jointly and severally represent and warrant to Purchaser that:

7.1. Authority to Enter into Agreement; Enforceability. Sellers have the full corporate and/or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate actions and proceedings required to be taken by Sellers to authorize the execution, delivery, and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken. This Agreement, when duly executed and delivered by MHP and, when duly executed by the other Parties hereto, will constitute Sellers’ legal, valid, and binding obligation enforceable against Sellers in accordance with its terms except as limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (b) general principles of equity.

7.2. Organization and Standing.

(a) Sellers and the St. Mary’s Ambulatory Surgery Center, LLC (the “ASC Joint Venture Partnership”) have been duly organized, are validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation. Sellers and the ASC Joint Venture Partnership have all requisite power and authority to own, lease, and operate their respective properties and to carry on their respective businesses as they are now being conducted. Sellers (other than Health Dynamics, Inc. and Health Ventures, Inc.) are recognized as exempt from federal income taxation under Section 501(c)(3) of the Code and the Sellers have no Knowledge of any action by the IRS to revoke or terminate such tax-exempt status under Code Sections 501(c)(3).

(b) Sellers own, beneficially and of record, free and clear of any liens and encumbrances, the equity interest in the ASC Joint Venture Partnership and LHT Knoxville Properties, LLC (“LHT”). Except as set forth on Schedule 7.2 (b) and subject to Section 11.9, at the Closing, all of Sellers’ equity interests in the ASC Joint Venture Partnership and LHT shall be transferred free and clear of any liens and encumbrances to Purchaser, and Purchaser shall have good, marketable and valid title to such equity interests. Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require a Seller to sell, transfer, or otherwise dispose of any of its equity interests in the ASC Joint Venture Partnership or LHT (other than this Agreement) or requiring a Seller to repurchase, redeem or otherwise acquire, or requiring the registration for sale of any of the equity interests in the ASC Joint Venture Partnership or LHT. Except as set forth on Schedule 7.2(b), Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to voting as an equity holder in the ASC Joint Venture Partnership or LHT.

(c) Except as otherwise provided on Schedule 7.2(c): (i) all of the Sellers’ equity interests in the ASC Joint Venture Partnership have been duly authorized, are validly issued, fully paid and non assessable; (ii) there are no preemptive rights, rights of first refusal, or other similar rights with respect to any Seller’s equity interest in the ASC Joint Venture Partnership; (iii) there are no encumbrances on the ownership, transfer or voting of any Seller’s equity interest in the ASC Joint Venture Partnership, or, to Sellers’ Knowledge, otherwise affecting the rights of any holder of equity interests in the ASC Joint Venture Partnership other than the Sellers; and (iv) to Sellers’ Knowledge, the ASC Joint Venture Partnership is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to issue, sell, transfer, or otherwise dispose of any of its equity interests.

(d) Except for the transactions contemplated hereunder, to Sellers’ Knowledge the ASC Joint Venture Partnership: (i) is not obligated to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any of its equity interests; (ii) has not granted any Person rights with respect to registration under the Securities Act of 1933, as amended of any equity interests of the ASC Joint Venture Partnership; or (iii) has not issued any securities convertible into or exchangeable for equity interests in the ASC Joint Venture Partnership. Schedule 7.2(d) lists, all of the equityholders of the ASC Joint Venture Partnership and their respective interests in the ASC Joint Venture Partnership.

(e) To Sellers’ Knowledge, other than the Joint Venture Partnerships, Sellers and their Affiliates do not own any equity interests in, and are not a party to any contractual obligation to purchase any equity interests in, any Person.

7.3. Financial Statements. Attached hereto as Schedule 7.3 are the consolidating balance sheets and income statements of MHP for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, and the most recent interim balance sheet and income statements (collectively referred to herein as the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of MHP, and (ii) fairly present MHP’s financial condition and results of its operations as of the dates and for the periods indicated and have been prepared in accordance with GAAP applied on a consistent basis.

7.4. Licenses, Certifications and Permits. Each Seller and the ASC Joint Venture Partnership has the licenses, permits, certificates and authorizations (collectively, “Permits”) required to operate its business as it is currently being conducted, in the absence of which would have Material adverse effect on it. None of such Permits are lapsed, revoked or terminated, and Sellers’ businesses are being operated and conducted in accordance and consistent with all material terms and conditions thereof. Except as disclosed on Schedule 7.4, no notice or warning from any authority with respect to the suspension, revocation or termination of any such Permits has been issued or given to any Seller nor, to Sellers’ Knowledge, is there a proposed or threatened issuances thereof.

7.5. Litigation. Except as disclosed on Schedule 7.5, there are no suits, actions, or legal, administrative, arbitration or other proceedings or governmental investigations pending, filed, initiated, or, to Sellers’ Knowledge, threatened against or directly involving any Seller, the Healthcare Facilities or the ASC Joint Venture Partnership, and there is no such proceeding or investigation which would materially and adversely affect any Seller’s ability to perform its obligations under this Agreement or which seek to restrain the Transaction.

7.6. No Breach. Except as set forth on Schedule 7.6, neither the execution and delivery of the Agreement, nor the consummation of the Transaction by any Seller, (i) will require the consent or approval of any Person, except for those authorizations of governmental authorities expressly contemplated by this Agreement, consents listed on Schedule 7.18(b) to assign Assumed Agreements to Purchaser and the consents set forth on Schedule 7.2(c) and in Section 11.9 with respect to the transfer of Sellers’s equity interest in the Joint Venture Partnerships to Purchaser and (ii) will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under: (a) any Seller’s governing documents; (b) any statute, rule, regulations, order, judgment, writ, injunction, or decree of any court or any governmental or regulatory body applicable to it; or (c) subject to obtaining the consents set forth on Schedule 7.2(c) and in Section 11.9, any Material agreement, contract or other instrument to which it is a party or by which it is or may be bound, or any Material license, permit or similar authorization held by it, which conflict, violation, breach, or default would have a Material Adverse Effect on the Seller’s business or operations.

7.7. Title to Property. MHP, and/or an MHP Affiliate, as the case may be, has good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances other than Permitted Exceptions, other items listed on Schedule 6.3 and those liens to be released at or prior to Closing. No outstanding option to purchase or agreement of sale exists between a Seller and a third party with respect to all or any part of the Owned Property, except for this Agreement and as otherwise disclosed on Schedule 7.7. No work has been performed or is in progress by Sellers at, and no materials have been furnished by or through Sellers to, the Real Property which may reasonably be expected to give rise to any mechanics’, materialmen’s or other lien against all or any part of the Real Property except for work for which Seller shall pay in full prior to Closing. None of the Purchased Assets are subject to any material liability to which Purchaser may become obligated in respect of amounts received by Sellers for the purchase or improvements of the Purchased Assets or any part thereof under material restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. § 291 et seq. The Purchased Assets constitute all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising or used in the operation of or associated with the Healthcare Facilities as of the date of this Agreement, except for the Excluded Assets.

7.8. Insurance Coverage. Sellers have provided Purchaser with copies of all of the insurance policies covering the ownership and operations of the Purchased Assets owned by it. All such policies are in full force and effect with no premium arrearage. To Sellers’ Knowledge, Sellers have given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions relating to the Purchased Assets covered by insurance. No insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. Sellers have not received any notice or other communication from any such insurance company canceling or amending in any material respect any of such insurance policies, and, to Sellers’ Knowledge, no such cancellation or amendment is threatened. To Sellers’ Knowledge, Sellers have not failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to its assets or businesses.

7.9. Absence of Material Adverse Changes. Since the date of the latest audited Financial Statements referred to in Section 7.3 above, or except as set forth on Schedule 7.9, there has been:

(a) No event, change or circumstance which, individually or together with any other event, change or circumstance could reasonably be expected to have a Material Adverse Effect on the operations, financial condition, assets, business or income of the Healthcare Facilities;

(b) No threatened employee strike, work stoppage, or labor dispute pertaining to the Healthcare Facilities;

(c) No Material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Healthcare Facilities or any Purchased Asset;

(d) No sale, assignment, transfer or disposition of any item of plant, property or equipment of the Healthcare Facilities having a value in excess of $100,000 (other than supplies), except in the ordinary course of business;

(e) No material increase in any liabilities or obligations of the Healthcare Facilities (whether absolute, contingent or otherwise) relating to its assets or businesses, except liabilities or obligations incurred in the ordinary course of business;

(f) No change in the manner of keeping books, accounts or records, or in the accounting practices reflected therein;

(g) No change to any employee retirement, deferred compensation, health, welfare or other benefit plans and program or increase in the compensation or benefits payable or to become payable to any employee or agent at the Healthcare Facilities, except in the ordinary course of business in accordance with personnel policies existing on the date hereof; and

(h) No other material transaction by Sellers with respect to the Healthcare Facilities or the Purchased Assets outside the ordinary course of business.

7.10. No Broker or Finder Fees. The Sellers and their respective Affiliates are not in any way obligated under any contract for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of the Agreement other than to Ponder & Co. and as set forth on Schedule 7.10.

7.11. Payment of Taxes. All material federal, state, local and other income, employment and other tax returns, reports and declarations required to be filed by or on behalf of MHP or an MHP Affiliate with respect to the Purchased Assets, the Healthcare Facilities and their respective businesses and operations have been filed, and such returns are complete and accurate and disclose all taxes required to be paid for the period covered thereby. All taxes shown on such returns, and any additional taxes, penalties and interest have been paid. There are no tax liens on any of its assets and no basis for the imposition of any such liens, except liens for non-delinquent taxes. MHP and MHP Affiliates in the MHP-TN REGION have complied with all material IRS requirements with respect to tax-exempt entities, except where noncompliance with such requirements would not have a material adverse effect on them.

7.12. Medical Staff. Sellers have delivered or made available to Purchaser a correct and complete copy of the bylaws and rules and regulations of the medical staff of each Hospital (individually the “Medical Staff” and collectively the “Medical Staffs”). Except as provided on Schedule 7.12 with regard to such Medical Staff, there are no material pending or, to Sellers’ Knowledge, threatened disputes with applicants, Medical Staff appointees or allied health professionals.

7.13. TJC Accreditation. The Hospitals are fully accredited by The Joint Commission (“TJC”). They have not received notice from TJC of any identified deficiencies, other than those deficiencies listed on Schedule 7.13. MHP shall have a plan of correction in place prior to Closing for all deficiencies listed on Schedule 7.13. Sellers have timely submitted quality data required under TJC’s ORYX Core Measure Performance Measurement System in accordance with the requirements of TJC.

7.14. Labor Relations. To their Knowledge, Sellers have complied in all material respects with all applicable laws relating to the employment of employees, including provisions relating to wages, hours, equal opportunity, unfair labor practices, unemployment or workers’ compensation, civil rights, collective bargaining, and the payment of Social Security and other taxes. Except as set forth on Schedule 7.14, no employee or former employee of Sellers has filed any pending claim nor to Sellers’ Knowledge has any such claim been threatened, against Sellers, and there are no pending or to Sellers’ Knowledge threatened, employee strikes, work stoppages or material labor disputes at the Healthcare Facilities. None of the Sellers have entered into any collective bargaining agreement or received notice that any of its employees is represented by a collective bargaining agent, and to Sellers’ Knowledge there are no union organizing activities by or with respect to Sellers’ employees taking place.

7.15. Employees. All Persons employed at the Healthcare Facilities are employees of Sellers and Schedule 7.15(a) lists all such Employees as of the most recent date practicable prior to the execution of this Agreement, their then current salary or wage rates, department, job title or classification, their employment status, if on leave their leave status, their dates of hire, their accrued unused paid time off, sick leave, vacation balances and all information required for Purchaser to determine the eligibility of each Hired Employee under the Family Medical Leave Act of 1993. Except as set forth on Schedule 7.15(a), no Employee has a written employment contract with MHP.

7.16. WARN Act Notification. Except as set forth on Schedule 7.16, there have been no “plant closings” or “mass layoffs” within the meaning of the WARN Act at the Healthcare Facilities in the last six (6) years. MHP shall be responsible for all notices required under the WARN Act, shall take all actions necessary to effect compliance with such Act, and will be responsible for any liability under that Act arising from its termination of employment of

Employees on or before the Closing Date. In making this warranty, MHP is relying upon the agreement of Purchaser to offer employment to (and, if an offer is accepted, to hire effective as of 12:01A.M. on the Closing Date), Employees, as provided for in Section 5.1 of this Agreement.

7.17. Employee Benefit Plans. (a) Schedule 7.17(a) sets forth a complete list of (collectively, “Employee Plans”): (a) all pension plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or participated in by Sellers, including church plans, if any, which are exempt from the requirements of ERISA, (b) all welfare plans, as defined in Section 3(l) of ERISA, maintained or participated in by Sellers, including church plans, if any, which are exempt from the requirements of ERISA, (c) all plans maintained or participated in by Sellers which are subject to the requirements of Section 403(b)(12)(A)(i) of the Code, including church plans, if any, which are exempt from the requirements of ERISA, and (d) all other employee benefit plans (as defined in ERISA), incentive, compensation, fringe benefit, profit sharing, retirement, welfare, vacation, or leave plans, policies or arrangements sponsored, or maintained by it during the last two years or participated in by Sellers, including all such plans which are or may be exempt from ERISA. None of the Employee Plans, or any benefit arrangement maintained by one or more Sellers within the last seven years which would have been an Employee Plan if currently in effect, is (or was) subject to Section 412 of the Code or Title IV of ERISA, and except as disclosed on Schedule 7.17(a), none of the Employee Plans provide welfare benefits which continue after retirement or other termination of employment (excluding benefits which continue only to the extent required by COBRA). No Seller participates in, contributes to, has ever contributed to, or has ever had any obligation to contribute to, a “multiemployer plan” (as defined by ERISA).

(b) To Sellers’ Knowledge, each Seller has fully complied with all of its obligations under each of the Employee Plans and any applicable provisions of ERISA, the Code, COBRA, and any and all other laws, rules, regulations, releases and other official pronouncements applicable to the Employee Plans, each Employee Plan that is intended to qualify under Section 401(a) of the Code has, at all times, so qualified and each Employee Plan has, at all times, been administered so as to comply with all applicable law including, but not limited to, ERISA, the Code, COBRA, applicable state laws and any applicable rules, regulations, releases, and other official pronouncements.

(c) Except as set forth in Schedule 7.17(c), to Sellers’ Knowledge, no “party in interest” (as such term is defined in Section 3(14) of ERISA) or “disqualified person” (as such term is defined in Section 4975(e) of the Code) with respect to any of the Employee Plans has engaged in any “prohibited transaction” (as such term is defined in ERISA or the Code) which could subject any of the Employee Plans, any trusts thereunder, any trustee, custodian or administrator thereof, any Person or entity holding or controlling assets of any of the Employee Plans, any party in interest or disqualified person or any other Person or entity dealing with such Employee Plans to any tax, penalty or other cost or liability of any kind. To Sellers’ Knowledge, no “reportable events” (as such term is defined in Section 4043 of ERISA) have occurred by reason of any act or omission of each Seller or any other Person with respect to any of the Employee Plans.

(d) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) with respect to which any Seller is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; and no Seller has been required to report any taxes due as a result of a failure to comply with Section 409A. No Seller has any indemnity obligation for any taxes or interest imposed or accelerated under Section 409A.

(e) All employees of Sellers who participate in Employee Plans described in Code Section 403 (b) are employed by organizations described in Section 403(b)(1)(A)(i) of the Code.

7.18. Assumed Agreements.

(a) Sellers have made available to Purchaser true, correct and complete copies of the Assumed Agreements. Each Assumed Agreement constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof, is in full force and effect and is enforceable in accordance with its terms.

(b) Schedule 14.1(d) lists those Assumed Agreements for which consents must be obtained prior to the Closing Date as a condition to Purchaser’s obligations. For all Assumed Agreements not listed on Schedule 14.1(d), which by their terms require consent of a third party to assign, Sellers shall use reasonable business efforts to obtain consents.

(c) Except as set forth on Schedule 7.18(c), no Seller or, to Sellers’ Knowledge, any other party to an Assumed Agreement is in, nor has any Seller given or received notice of, any material default or claimed purported or alleged material default on the part of any party in the performance of any obligation to be performed under any of the Assumed Agreements to which it is a party.

7.19. Compliance with Laws; Medicare and Medicaid Participation; Accreditation.

(a) To Sellers’ Knowledge, the Healthcare Facilities are in substantial compliance with all applicable federal, state and local laws, statutes, rules, regulations, ordinances, code, order and any other requirements of all governmental authorities (“Laws”) having jurisdiction over the Healthcare Facilities and their operations, and Sellers have timely filed all reports (including cost reports), data and other information required to be filed with such governmental authorities, including such filings made to the Medicare, Medicaid and TRICARE programs. Except as set forth in Schedule 7.19(a), neither Sellers nor the Healthcare Facilities have received written notice of a violation of any Law relating to any part of the Purchased Assets or the operation of the Healthcare Facilities. No Seller is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services or any

settlement agreement with a governmental authority concerning or related to the Healthcare Facilities. Except as set forth on Schedule 7.19(a), no Seller has been a party to any qui tam or False Claims Act litigation concerning or related to the Healthcare Facilities.

(b) Those portions of the Healthcare Facilities receiving payments from the Medicare, Medicaid, or TRICARE (or predecessor) programs are qualified for participation in the Medicare, Medicaid and TRICARE (or predecessor) programs, have current and valid provider agreements with Medicare, Medicaid, and TRICARE (or predecessor) programs and have received all approvals or qualifications necessary for capital reimbursement for the Healthcare Facilities. No Seller has been excluded from participation in the Medicare, Medicaid, or TRICARE (or predecessor) programs, nor to Sellers’ Knowledge is any such exclusion threatened. Sellers have previously delivered to Purchaser true, correct and complete copies of the Healthcare Facilities’ most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction.

(c) Sellers and the Healthcare Facilities have filed and caused to be filed all cost reports and all other material reports that are required by Law or contract to have been filed or made with respect to the purchase of services of the Healthcare Facilities by third party payors, including governmental authorities and programs and insurance carriers. To Sellers’ Knowledge, Sellers are and have been in material compliance with filing requirements with respect to cost reports of the Healthcare Facilities, and such cost reports do not claim, and no portion of the Healthcare Facilities has received a payment or reimbursement in excess of the amount provided by applicable Law or any applicable agreement. True and correct copies of all such cost reports for the three (3) most recent fiscal years of the Healthcare Facilities have been delivered by Sellers to Purchaser. Schedule 7.19(c) indicates which of such cost reports have been audited by the fiscal intermediary and finally settled, and contains a description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes, in connection with any audit, review or inquiry with respect to such cost reports. Except as set forth in Schedule 7.19(c), to Sellers’ Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports. Sellers have registered with and have timely submitted quality data required under The Centers for Medicare and Medicaid Services’ (“CMS”) Hospital Quality Initiative Program in accordance with the requirements of CMS.

(d) To Sellers’ Knowledge, (i) no current employee of the Healthcare Facilities has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and (ii) none of Sellers’ or Healthcare Facilities’ current officers, directors, governing board members, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.

7.20. Environmental Matters.

(a) Except as disclosed in Schedule 7.20 or as disclosed in a Phase I environmental site assessment report or other report obtained by Purchaser on the Healthcare Facilities, to the Knowledge of Sellers, (i) none of the Healthcare Facilities, is in material violation of any Environmental Laws, (ii) there have been no Hazardous Substances released, deposited, disposed of or leaked at any of the Healthcare Facilities in a manner that has materially violated any Environmental Laws, (iii) none of the Healthcare Facilities or Owned Properties have any underground storage tanks, as defined in 42 U.S.C. §6991(1)(A)(I), whether empty, filled or partially filled with any substance, (iv) neither Seller nor the ASC Joint Venture Partnership has received any written request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a release, deposit, disposal or leak or threatened release, deposit, disposal or leak of Hazardous Substances at or involving the Healthcare Facilities or Owned Property, (v) there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized release, deposit, disposal or leak of any Hazardous Substance on, about or beneath the Healthcare Facilities or the Owned Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Healthcare Facilities or the Owned Property, or alleging any obligation under Environmental Laws, (vi) Schedule 7.20 contains a list of all written reports and other documents in Sellers’ possession on inspections, sampling and abatement work involving asbestos at the Healthcare Facilities and (vii) Sellers hold all applicable permits, licenses, registrations, orders, authorizations and approvals of any governmental authority required by applicable Environmental laws (“Environmental Permits”) in connection with the use by the Sellers of the Healthcare Facilities or the Real Property and, to the extent permitted by law, Sellers will transfer to Purchaser (with Purchaser’s necessary cooperation and assistance) all such Environmental Permits. Sellers have provided Purchaser with copies of all of the written reports and documents set forth on Schedule 7.20 prior to the date hereof.

(b) For purposes of this Agreement: (i) “Environmental Law” means, collectively, all applicable federal, state and local statutes, regulations, ordinances, codes, mandatory guidelines and policies, Environmental Permits and orders (including all amendments thereto) relating to Hazardous Substances, the environment (which includes air, water vapor, surface water, groundwater, soil or natural resources) and/or any solid waste generated in the diagnosis, treatment or immunizations of human beings; and (ii) “Hazardous Substances” means and includes: (a) crude oil and any refined fraction or product thereof and all petroleum-based products, asbestos, polychlorinated biphenyls, urea formaldehyde, radioactive materials and radioactive wastes; (b) any hazardous materials, hazardous wastes, and hazardous substances, toxic wastes or regulated wastes, as those or similar terms are defined under any Environmental Law; (c) any solid waste generated in the diagnosis, treatment or immunizations of human beings; and (d) any substance that whether by its nature or its use, is subject to regulation under any Environmental Laws as potentially harmful or hazardous to human health or the environment.

7.21. Intellectual Property. All of the Sellers’ Intellectual Property are either owned by Sellers or an Affiliate of Sellers or owned by a third party and licensed or sublicensed to Sellers or an Affiliate of Sellers pursuant to a valid written contract. Except for Permitted Exceptions, there exist no restrictions on the disclosure, use or transfer of Sellers’ Intellectual

Property Rights, and the execution of this Agreement and the purchase of Purchased Assets contemplated by this Agreement will not alter, impair or extinguish any of Sellers’ Intellectual Property Rights in any material respect. To Sellers’ Knowledge, neither Sellers nor their respective Affiliates have infringed, misappropriated or otherwise violated any Intellectual Property right of any third person.

7.22. Other Liabilities. Sellers have heretofore delivered to Purchaser, and there is annexed hereto as Schedule 7.22, an accurate list, to Sellers’ Knowledge, of all Material liabilities of the Healthcare Facilities or of Sellers with respect to the Healthcare Facilities as of the date hereof, not included in the Financial Statements, which are of the kind and character required in financial statements prepared in accordance with GAAP and which were incurred other than in the ordinary course of business, whether accrued, absolute, contingent or otherwise. Except for (i) the Retained Liabilities, (ii) those items disclosed in Schedule 7.22, or (iii) those items disclosed in the Financial Statements, the Healthcare Facilities have no Material liabilities of any nature, whether accrued, absolute, contingent or otherwise.

7.23. Real Property.

(a) Neither the whole nor any portion of any Healthcare Facilities or the Real Property has been condemned, requisitioned or otherwise taken by any governmental authority, no written notice of any such condemnation, requisition or taking has been received by Sellers and, to Sellers’ Knowledge, no such condemnation, requisition or taking is threatened or contemplated. Except as set forth in the tax records, to Sellers’ Knowledge, there are no public improvements that may result in special assessments against or otherwise materially and adversely affect the use of the Healthcare Facilities or the Real Property. There is no pending or, to Sellers’ Knowledge, contemplated, threatened or anticipated change in the zoning classification of the Healthcare Facilities or the Real Property or any portion thereof, that would prohibit, limit or condition the use or operation of the Healthcare Facilities or the Real Property as currently used.

(b) Subject to the representations and warranties set forth herein, the Healthcare Facilities are sold in “as-is”- “where-is” condition and, except as set forth in Schedule 7.23(b), to Seller’s Knowledge (i) Seller has not received notice of any material life safety code deficiencies or other material survey requirements which are not subject to waiver or currently the subject of a plan of correction which is being implemented; and (ii) there is no Material structural defect that would adversely affect the operation of the Healthcare Facilities as presently conducted. Notwithstanding the foregoing, the Sellers make no representation or warranty under this Section 7.23(b) with respect to the Healthcare Facilities which are part of the former Baptist Riverside complex, as more particularly described in Schedule 2.1.1(a).

7.24. Accuracy of Representations and Warranties. To Sellers’ Knowledge, the representations and warranties contained herein are materially true and correct, and Sellers have no Knowledge of any fact that would make them materially untrue or incorrect.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

OF CHP

As of the date of this Agreement and the Closing Date, CHP represents and warrants to Purchaser that:

8.1. Authority to Enter into Agreement; Enforceability. It has the full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. All corporate actions and proceedings required to be taken by it to authorize the execution, delivery, and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken. This Agreement, when duly executed and delivered by it and, when duly executed by the Sellers hereto, will constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms except as limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (b) general principles of equity.

8.2. Organization and Standing. It has been duly organized, is validly existing, and in good standing under the laws of its jurisdiction of incorporation. It has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. It is recognized as exempt from federal income taxation under Section 501(c)(3) of the Code and has no Knowledge of any action by the IRS to revoke or terminate such tax-exempt status under Code Sections 501(c)(3).

8.3. No Breach. Neither the execution and delivery of the Agreement, nor the consummation of the Transaction, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (a) its governing documents; (b) any material statute, rule, regulations, order, judgment, writ, injunction, or decree of any court or any governmental or regulatory body applicable to it; or (c) any Material agreement, contract or other instrument to which it is a party or by which it is or may be bound, or any Material license, permit or similar authorization held by it, which conflict, violation, breach, or default would have a Material Adverse Effect on CHP’s business or operations.

8.4. No Broker or Finder Fees. It is not in any way obligated under any contract or agreement for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of the Agreement other than to Ponder & Co.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

OF HMA

As of the date of this Agreement and the Closing Date, HMA represents and warrants to Sellers that:

9.1. Authority to Enter into Agreement; Enforceability. It has the full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. All corporate actions and proceedings required to be taken by it to authorize the execution, delivery, and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken. This Agreement, when duly executed and delivered by it and, when duly executed by the Purchaser, will constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms except as limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (b) general principles of equity.

9.2. Organization and Standing. It has been duly organized, is validly existing, and in good standing under the laws of its jurisdiction of incorporation. It has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

9.3. No Breach. Neither the execution and delivery of the Agreement, nor the consummation of the Transaction, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (a) its governing documents; (b) any material statute, rule, regulations, order, judgment, writ, injunction, or decree of any court or any governmental or regulatory body applicable to it; or (c) any Material agreement, contract or other instrument to which it is a party or by which it is or may be bound, or any Material license, permit or similar authorization held by it, which conflict, violation, breach, or default would have a material adverse effect on HMA’s business or operations.

9.4. No Broker or Finder. It is not in any way obligated under any contract or agreement for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of the Agreement.

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

As of the date of this Agreement and the Closing Date, Purchaser represents and warrants to Sellers that:

10.1. Authority to Enter into Agreement; Enforceability. It has the full limited liability company power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. All corporate actions and proceedings required to be taken by it to authorize the execution, delivery, and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken. This Agreement, when duly executed and delivered by it and, when duly executed by the other Parties hereto, will constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms except as limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (b) general principles of equity.

10.2. Organization and Standing. It has been duly organized, is validly existing, and in good standing under the laws of its jurisdiction of formation. It has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

10.3. Litigation. There are no suits, actions, or legal, administrative, arbitration or other proceedings or governmental investigations pending, filed, initiated, or, to its Knowledge, threatened against or directly involving it or its Affiliates that would materially and adversely affect its ability to perform its obligations under this Agreement or which seeks to restrain the Transaction.

10.4. Financial Statements; Undisclosed Liabilities; Solvency. It has provided Sellers with HMA’s audited balance sheets and income statements and statements of cash flow for fiscal years ended 2010, 2009 and 2008, together with HMA’s most recent quarterly unaudited balance sheet and income statement (the “HMA Financial Statements”). The HMA Financial Statements: (a) are in accordance with its books and records, and (b) fairly present HMA’s financial condition and results of its operations as of the dates and for the periods indicated and have been prepared in accordance with GAAP applied on a consistent basis, except as may be noted therein. It is not insolvent and will not be rendered insolvent by the consummation of this transaction.

10.5. No Breach. Neither the execution and delivery of the Agreement, nor the consummation of the Transaction, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (a) its governing documents, (b) any material statute, rule, regulations, order, judgment, writ, injunction, or decree of any court or any governmental or regulatory body applicable to it; or (c) any Material agreement, contract or other instrument to which it is a party or by which it is or may be bound, or any Material license, permit or similar authorization held by it, which conflict, violation, breach, or default would have a material adverse effect on its business or operations.

10.6. No Broker or Finder. It is not in any way obligated under any contract or agreement for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of the Agreement.

ARTICLE 11.

PRE-CLOSING COVENANTS OF SELLERS AND CHP (AS APPLICABLE)

Each Seller and CHP (as applicable) (to the extent not limited below) agrees with Purchaser that, except as otherwise provided in the following subsections, between the execution of this Agreement and the earlier of the Closing or the termination of this Agreement:

11.1. Preserve Accuracy of Representations and Warranties; Update of Schedules.

(a) It shall not take any action which would render any representation and/or warranty contained in Article 7 or 8 to be false or materially inaccurate. Each Seller shall promptly notify Purchaser of any lawsuits, claims, administrative actions, or other proceedings asserted or commenced against it, or its officers, directors, shareholders or members involving in any material way its businesses, properties or assets. It shall promptly notify Purchaser in writing of any facts or circumstances which come to its attention, and which it reasonably believe causes, or through the passage of time is likely to cause, any of its representations and warranties contained in Article 7 or 8 to be false or materially inaccurate (which notification shall not be deemed to cure such falsehood or inaccuracy).

(b) The Parties hereto acknowledge that they have each delivered and agreed upon the Schedules contemplated by this Agreement, on the date hereof, subject to the provisions of this Section 11.1(b) regarding amendments to the Schedules. The Parties hereto further acknowledge that, as of the date hereof, the Exhibits contemplated by this Agreement, have not been completed nor agreed to by the Parties. Accordingly, consummation of this Agreement shall be conditioned upon the completion, to the satisfaction of each Party, of final forms of the Schedules and Exhibits contemplated by this Agreement and the Parties agree to use their respective reasonable business efforts to agree upon completed Exhibits within ninety (90) days after the date of this Agreement (the “Exhibit Agreement Date”). If the Parties are unable to agree on a form of an Exhibit to be delivered hereunder by the Exhibit Agreement Date, then this Agreement may be terminated by either Party upon notice to the other Party, whereupon the other Party shall be entitled, for a period of ten (10) days after its receipt of such notice, to cure the matter that triggered the notice. If a Party desires to amend or modify an Exhibit that had been previously agreed upon (a “Finalized Exhibit”), it will provide the other Party with a proposed amendment to the Finalized Exhibit in writing. If a Party becomes aware of a fact or circumstance that causes any previously delivered Schedule to be inaccurate or incomplete (or to otherwise require amendment or completion), it shall provide the other Party with an updated accurate and complete Schedule. The Party that receives an updated Schedule or amendment to a Finalized Exhibit (the “Approving Party”) shall work with the submitting Party in good faith to review the updated Schedule or amendment to the Finalized Exhibit and shall not withhold its approval without just cause. If the Approving Party does not object in writing (including email) to an updated Schedule or amendment to a Finalized Exhibit prepared by the other Party (a “Preparing Party”) within fifteen (15) days after a draft of such updated Schedule or amendment to the Finalized Exhibit has been submitted to the Approving Party (the “Review Date”), the Approving Party shall be deemed to have approved such updated Schedule or amended Exhibit. If the Approving Party does object in writing (including by email) to an updated Schedule or amendment to a Finalized Exhibit prepared by the Preparing Party delivered hereunder by the Review Date (and with respect to a Schedule the disagreement is due to the fact that the Schedule (either individually or in the aggregate with other Schedules) causes a Material Adverse Effect) (and with respect to an Exhibit the disagreement is due to a Material and substantive issue that cannot be resolved by the Parties in good faith), then either Party may give notice of termination to the other Party (the “Termination Notice”), whereupon the other Party shall be entitled, for a period of ten (10) days after its receipt of the Termination Notice, to cure the matter (the “Cure Period”). The Closing shall, if necessary, be postponed by such period of time as is necessary for the Cure Period to run. The Parties shall use reasonable business efforts, and work in good faith to cure the matter. If the matter is cured (and assuming the satisfaction of the other conditions to each Party’s obligations), the Transaction shall close. If not, either Party may elect not to close the Transaction or negotiate to reduce the Purchase Price as a remedy for the matter and subsequently close. Upon agreement as to the Schedules and Exhibits to this Agreement, each such Schedule and Exhibit shall be considered a part hereof as if set forth herein in full.

11.2. Operate in Ordinary Course. MHP and the MHP Affiliates shall continue to operate in the ordinary course of business. In addition, they shall not, without the written consent of Purchaser:

(a) Make any Material change in its business, including any changes in accounting principles and practices or make any Material capital expenditures;

(b) Sell or lease any of its Material assets, other than in the ordinary course of business and consistent with past practices or in accordance with Section 11.9;

(c) Mortgage or otherwise create or increase any liens or encumbrances on any of its assets, except for any liens or encumbrances related to equipment leases entered into by Sellers after the date hereof in accordance with the terms of this Agreement, purchase money security interests in equipment purchased by Sellers after the date hereof in accordance with the terms of this Agreement and Permitted Exceptions;

(d) Terminate any Assumed Agreement or amend any such contract in a material respect, except in the ordinary course of business;

(e) Take any actions that have or could reasonably be expected to have a Material Adverse Effect; or

(f) Make any changes to any employee retirement, deferred compensation, health, welfare or other benefit plans and programs or increase the compensation or benefits payable or to become payable or enter into one or more bonus agreements with any employee or agent at the Healthcare Facilities, except in the ordinary course of business in accordance with personnel policies existing on the date hereof.

11.3. Maintain Insurance Coverage. Sellers shall maintain in full force and effect all of the current insurance policies applicable to the Purchased Assets or equivalent policies.

11.4. Access to Information. CHP’s legal department shall, upon reasonable notice, give to Purchaser and its counsel, accountants and other designated representatives reasonable access, during normal business hours, to such properties, books and records, contracts and other nonprivileged documents pertaining to its businesses, properties and assets (to the extent relating to the Purchased Assets), as may be reasonably requested and appropriate. Upon Purchaser’s reasonable request, and approval of CHP’s legal department, Sellers’ officers and employees shall be available to confer with appropriate representatives of Purchaser on operational matters. Any reviews, investigations and inspections conducted by or on behalf of Purchaser hereunder, and all related activities or events, shall be conducted at Purchaser’s cost and expense. If Purchaser or its representatives damage or disturb any of Sellers’ properties or assets, Purchaser shall repair or restore such properties or assets to the same condition that existed immediately prior to the occurrence of such damage or disturbance. Purchaser shall use reasonable business efforts in performing such reviews, investigations and inspections not to unreasonably interfere with Sellers’ businesses or operations in the MHP-TN REGION.

11.5. Third Party Authorizations/Notifications. Sellers shall use reasonable business efforts to obtain expeditiously all consents, approvals and authorizations of third parties, including all Canonical approvals, necessary for its performance of this Agreement and consummation of the Transaction, and shall cooperate with Purchaser in connection with its efforts to obtain such consents, approvals and authorizations of third parties, necessary for its performance of this Agreement and consummation of the Transaction. In addition, Sellers shall provide in a timely manner all notifications to third parties necessary for their performance of this Agreement and consummation of the Transaction, including sending to all third-party entities which are parties to the Assumed Agreements requiring consent to assignment a request for such consent within ten (10) business days of the date of this Agreement and for any Assumed Agreement added to Schedule 2.1.4 after the date hereof in accordance with Section 11.1(b) promptly following the addition of the Assumed Agreement to Schedule 2.1.4.

11.6. Continuing Cooperation. It shall cooperate with Purchaser in the performance of this Agreement and the Transaction and shall use reasonable business efforts to take all actions to consummate the Transaction.

11.7 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to the Closing Date, Sellers will deliver to Purchaser true and complete copies of the unaudited balance sheets and related unaudited statements of revenues and expenses of the Healthcare Facilities, for the month then ended.

11.8 Risk of Loss. Sellers will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise, and Purchaser will not have any responsibility with respect thereto.

11.9 Matters Related to Joint Venture Partnerships.

(a) Morristown Regional Cancer Center, LLC. The Parties acknowledge that Sellers’ interest in Morristown Regional Cancer Center, LLC (“MRCC”) cannot be transferred to Purchaser without the consent of Morristown-Hamblen Hospital Association (“MHHA”) and

an amendment to the operating agreement of MRCC to allow non-tax exempt organizations to hold membership interests in MRCC. Sellers will use reasonable business efforts to cause MHHA to consent to transfer its membership interest in MRCC to Purchaser and to cause MHHA to agree to an amendment to the operating agreement of MRCC, in a form reasonably acceptable to Purchaser, to permit Purchaser’s ownership of a membership interest in MRCC and the operation of MRCC as a for-profit entity. If Sellers are unable to obtain such consent and amendment, Sellers will use reasonable business efforts to cause MHHA to purchase all of Sellers’ membership interest in MRCC for a purchase price equal to the fair market value of the membership interest, which purchase price shall be paid in immediately available funds on or prior to the Closing Date. Sellers will provide Purchaser with copies of all agreements governing MHHA’s purchase of Sellers’ membership interest in MRCC, and all fair market value reports and analysis prepared in connection therewith. If Sellers sell their membership interest in MRCC to MHHA prior to the Closing Date, the purchase price agreed upon by Sellers and MHHA will be deducted from the Purchase Price to be paid by Purchaser to Sellers on the Closing Date. If Sellers are unable to sell their membership interest prior to the Closing Date, Seller’s membership interest in MRCC shall be considered an Excluded Asset under this Agreement and Sellers’ shall pay Purchaser the purchase price within five (5) business days after receipt thereof from MHHA after the sale. Sellers shall have one (1) year to sell their membership interest in MRCC to MHHA. If they fail to do so by the first anniversary of the Closing Date, Sellers shall pay Purchaser a fair market purchase price established by an independent third party appraiser mutually selected by and acceptable to CHP and Purchaser. CHP and Purchaser shall each be responsible for one-half of the fees due to the appraiser and neither CHP nor Purchaser shall unreasonably withhold, delay or condition their approval of an appraiser to be appointed under this Section 11.9(a). If the purchase price is determined by an independent third party appraiser, CHP will pay Purchaser the amount due under this Section 11.9(a) within fifteen (15) days after the independent third party appraiser determines the purchase price. If Sellers obtain the consents and amendment to the operating agreement required by this Section 11.9(a), Purchaser may elect in writing to exclude Seller’s membership interest in MRCC from the Transaction if Purchaser is not satisfied with respect to its financial, legal and operational due diligence of MRCC, in which case Sellers membership Interest in MRCC will be deemed to be an Excluded Asset hereunder and Sellers will have no future obligations under this Section 11.9(a). If Sellers’ interest in MRCC is transferred to Purchaser, Sellers will provide to Purchaser in the transfer documents the representations and warranties set forth in Section 7.2(b).

(b) East Tennessee Diagnostic Center, LLC. The Parties acknowledge that Sellers’ interest in East Tennessee Diagnostic Center, LLC (“ETDC”) cannot be transferred to Purchaser without the consent of a majority of ETDC’s Board of Governors and a waiver of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers’ membership interest in ETDC to Purchaser hereunder. Sellers will use reasonable business efforts to cause ETDC’s Board of Governors to consent to the transfer its membership interest in ETDC to Purchaser, to have Purchaser admitted as a member of ETDC and to obtain waivers of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers membership interest in ETDC to Purchaser hereunder. If Sellers are unable to obtain such consent and amendment, Sellers will use reasonable business efforts to cause ProVision Healthcare, LLC (“PVH”) to purchase all of Sellers’ membership interest in ETDC for a purchase price equal to the fair market value of the membership interest, which purchase price shall be paid in immediately available funds on or prior to the Closing Date. Sellers will provide Purchaser with copies of all agreements governing PVH’s purchase of Sellers’ membership interest in ETDC, and all fair market value reports and analysis prepared in connection therewith. If Sellers sell their membership interest in ETDC to PVH prior to the Closing Date, the purchase price agreed upon by Sellers and PVH will be deducted from the Purchase Price to be paid by Purchaser to Sellers on the Closing Date. If Sellers are unable to sell their membership interest prior to the Closing Date, Seller’s membership interest in ETDC shall be considered an Excluded Asset under this Agreement and Sellers’ shall pay Purchaser the purchase price within five (5) business days after receipt thereof from PVH after the sale. Sellers shall have one (1) year to sell their membership interest in ETDC to PVH. If they fail to do so by the first anniversary of the Closing Date, Sellers shall pay Purchaser a fair market purchase price established by an independent third party appraiser mutually selected by and acceptable to CHP and Purchaser. CHP and Purchaser shall each be responsible for one-half of the fees due to the appraiser and neither CHP nor Purchaser shall unreasonably withhold, delay or condition their approval of an appraiser to be appointed under this Section 11.9(b). If the purchase price is determined by an independent third party appraiser, CHP will pay Purchaser the amount due under this Section 11.9(a) within fifteen (15) days after the independent third party appraiser determines the purchase price. If Sellers obtain the consents required by this Section 11.9(b), Purchaser may elect in writing to exclude Seller’s membership interest in ETDC from the Transaction if Purchaser is not satisfied with respect to its financial, legal and operational due diligence of ETDC, in which case Sellers membership interest in ETDC will be deemed to be an Excluded Asset hereunder and Sellers will have no further obligations under this section 11.9(b). If Sellers’ interest in ETDC is transferred to Purchaser, Sellers will provide to Purchaser in the transfer documents the representations and warranties set forth in Section 7.2(b).

(c) St. Mary’s Ambulatory Surgery Center, LLC. The Parties acknowledge that Sellers’ interest in St. Mary’s Ambulatory Surgery Center, LLC (“ASC”) cannot be transferred to Purchaser without the consent of a majority of ASC’s Board of Governors and a waiver of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers’ membership interest in ASC to Purchaser hereunder. Sellers will use reasonable business efforts to cause ASC’s Board of Governors to consent to the transfer of its membership interest in ASC to Purchaser, to have Purchaser admitted as a member of ASC, to waive any member suitability standards applicable to Purchaser under ASC’s operating agreement and to obtain waivers of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers’ membership interest in ASC to Purchaser hereunder. If Sellers obtain the consents and amendment to the operating agreement required by this Section 11.9(c), Purchaser may elect in writing to exclude Seller’s membership interest in the ASC from the Transaction if Purchaser is not satisfied with respect to its financial, legal and operational due diligence of the ASC, in which case Sellers membership Interest in the ASC will be deemed to be an Excluded Asset hereunder and Sellers will have no future obligations under this Section 11.9(c).

(d) LHT Knoxville Properties, LLC. The Parties acknowledge that Sellers’ interest in LHT Knoxville Properties, LLC (“LHT”) cannot be transferred to Purchaser without the consent of LHT’s managing member and a waiver of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers’ membership interest in LHT to Purchaser hereunder. Sellers will use reasonable business efforts to cause LHT’s managing member to consent to the transfer its membership interest in LHT to Purchaser, to have Purchaser admitted as a member of LHT and to obtain waivers of all rights of first refusal and similar purchase rights applicable to the transfer of Sellers’ membership interest in LHT to Purchaser hereunder. If Sellers obtain the consents and amendment to the operating agreement required by this Section 11.9(d), Purchaser may elect in writing to exclude Seller’s membership interest in LHT from the Transaction if Purchaser is not satisfied with respect to its financial, legal and operational due diligence of LHT, in which case Sellers membership Interest in LHT will be deemed to be an Excluded Asset hereunder and Sellers will have no future obligations under this Section 11.9(d).

11.10 Hazardous Substances. Prior to the Closing, Sellers will promptly notify Purchaser should any Seller receive from any governmental authority any written request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized release, deposit, disposal or leak of any Hazardous Substance on, about or beneath the Healthcare Facilities or the Owned Property or any portion thereof.

ARTICLE 12.

PRE-CLOSING COVENANTS OF PURCHASER AND HMA (AS APPLICABLE)

Purchaser and HMA (as applicable) covenant and agree with Sellers that between the execution of this Agreement and the earlier of the Closing or termination of this Agreement:

12.1. Preserve Accuracy of Representations and Warranties.

(a) It shall not take any action which would render any representation and/or warranty contained in Article 9 or10 to be false or materially inaccurate. It shall promptly notify Sellers in writing of any facts or circumstances which come to its attention and which it reasonably believes causes, or through the passage of time is likely to cause, any of the representations and warranties contained in Article 9 or 10 to be false or materially inaccurate and, if appropriate, shall modify its Schedules in accordance with Section 11.1(b).

12.2. Access to Information. It shall, upon reasonable notice, give to Sellers, and its counsel, accountants and other designated representatives reasonable access, during normal business hours, to such properties, books and records, contracts and other nonprivileged documents pertaining to its businesses, properties and assets, as may be reasonably requested and appropriate to evaluate Purchaser’s ability to satisfy its obligations under this Agreement. Upon a Seller’s reasonable request, its officers and employees shall be available to confer with appropriate representatives of Sellers on operational matters.

12.3. Third Party Authorizations/Notifications. It shall use reasonable business efforts to obtain expeditiously all consents, approvals and authorizations of third parties necessary for its performance of this Agreement and consummation of the Transaction and shall cooperate with Sellers in connection with their efforts to obtain such consents, approvals and authorizations of third parties, necessary for their performance of this Agreement and consummation of the Transaction. In addition, it shall provide in a timely manner all notifications to third parties necessary for its performance of this Agreement and consummation of the Transaction.

12.4. Reasonable Business Efforts and Continuing Cooperation. It shall cooperate with Sellers in the performance of this Agreement and the Transaction and shall use reasonable business efforts to take all actions to consummate the Transaction.

ARTICLE 13.

JOINT COVENANTS OF THE PARTIES

13.1. Non-Disclosure and Confidentiality; Publicity.

13.1.1. Non-Disclosure and Confidentiality. Each Party agrees that the arrangements contained herein are confidential and shall not be disclosed to any other person or entity without the written consent of all Parties hereto (unless ordered to do so by a court of competent jurisdiction or otherwise required by applicable law or the rules and regulations of each stock exchange upon which the securities of any of the Parties is listed). The Parties acknowledge that each has received certain documents, materials and other information during the course of their respective evaluation and negotiation of this Agreement that are confidential in nature (the “Confidential Information”). Each of the Parties agrees that it shall not at any time utilize any Confidential Information made available to it pursuant to this Agreement except for the purpose of promoting the goals of or completing this Transaction, nor shall any receiving Party, directly or indirectly, disclose such Confidential Information regarding the others to any person or entity; provided, however, the receiving Party may disclose Confidential Information to members of its and its Affiliates’ boards of directors, managers, management employees, physicians and advisors with a need to know, subject to the conditions that the receiving Party: (a) notify such board members, managers, management employees, physicians and advisors that such Confidential Information is subject to the terms of a confidentiality agreement and (b) obtain such person’s agreement to maintain the confidentiality of such Confidential Information. For purposes of this Agreement, Confidential Information shall not include any information which: (1) a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other; (2) is known to the public and did not become so known through the fault of the receiving Party; (3) becomes known to the public through no fault of the receiving Party; (4) is later lawfully acquired by a Party from other sources; (5) is required to be disclosed pursuant to the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof; or (6) is required to be disclosed by rule or order of any court of competent jurisdiction or otherwise required by law to be disclosed. Any information included in the Purchased Assets and Assumed Liabilities that was Sellers’ “Confidential Information” shall be deemed to be Purchaser’s “Confidential Information” immediately upon Closing, and Sellers shall, notwithstanding any exceptions set forth in the definition of “Confidential Information” set forth in subsection (1) above, be deemed to be the recipient of such “Confidential Information” and shall be bound by the restrictions contained in this Section 13.1.1 with respect to such information.

13.1.2. Publicity. Except as may be required to comply with the requirements of any law, and the rules and regulations of each exchange upon which the securities of any of the Parties is listed, no publicity, release or announcement concerning this Agreement or the Transaction shall be made without the advance written approval of the other Parties hereto, both as to the timing and content of such release.

13.1.3 Survival. The Parties each acknowledge and agree the provisions of this Section 13.1 shall survive any termination of this Agreement.

13.1.4 Other Confidentiality Agreements. The Parties further acknowledge and agree that their respective rights and obligations under this Article 13 shall replace and supersede any existing agreements of confidentiality with one another in their entirety.

13.2. Exclusivity. From the date of this Agreement until the Closing or termination of this Agreement pursuant to the terms hereof (whichever occurs first), except as provided for in Section 11.9, neither the Sellers nor their respective Affiliates (nor any of their respective officers, directors, partners or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them) shall, directly or indirectly, conduct, or attempt to conduct any negotiations with any non-CHP Affiliate or non-Purchaser Affiliate concerning any sale of all or any portion of the Purchased Assets or the Healthcare Facilities (whether by merger, consolidation, sale of equity or sale of all or substantially all of the assets of any of the Healthcare Facilities) or any affiliation, joint operating agreement, management agreement, other collaboration or any other activity contemplated by this Agreement in the Knoxville Service Area, or take any other action to facilitate negotiations with respect to any proposal or offer by any Person other than Purchaser with respect to any such transaction, nor shall Sellers or its Affiliates entertain, agree to, endorse, or participate in any such negotiations.

13.3. Remedies. The Parties agree that any breach of the covenants contained in Section 13.1 or Section 13.2 of this Agreement would result in irreparable damage to the non-breaching Party for which such Party will have no adequate remedy at law. Therefore, it is agreed that the non-breaching Parties shall be entitled to equitable relief, including an injunction enjoining any such breach or threatened breach by any court of competent jurisdiction. Such injunction shall be without prejudice to any other right or remedy to which the non-disclosing Party may be entitled, including but not limited to any damages resulting from a disclosing Party’s breach of the confidentiality obligations or publicity requirements under this Agreement. Any failure or delay in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.4. Governmental and Regulatory Approvals.

(a) As set forth in Article 14 (Conditions to Closing), Closing is subject to the Parties obtaining all necessary governmental and regulatory approvals required to effect the Transaction, which solely include, obtaining DOH and other governmental licensing for the Healthcare Facilities, approval for the Transaction by the Tennessee Attorney General (“TN AG”), approval for the Transaction from the Federal Trade Commission (“FTC”), and the approval of the landlords under the Hospital Lease Agreements. Approval from the TN AG shall be deemed to be obtained when the TN AG has assured the Parties that it does not intend to challenge the Transaction on antitrust and/or charitable trust grounds or the Parties mutually agree that they have negotiated an acceptable solution with the TN AG regarding any antitrust and/or charitable concerns the TN AG may have with respect to the Transaction. Approval from the FTC shall be deemed to be obtained upon receipt of its official notification letter that the waiting period for the Transaction required by Section 7A(b)(1) of The Clayton Act, 15 U.S.C. Section 18 a (b)(1) will expire. The Parties agree to work jointly (rather than independently) and to in good faith use reasonable business efforts to obtain all such necessary governmental and regulatory approvals.

(b) Without limiting the foregoing, each of the Sellers and Purchaser undertakes and agrees to file (or cause their affiliates to file, as applicable) as soon as practicable, and in any event prior to twenty (20) business days after the signing of this Agreement, a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder (the “HSR Act”) with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Sellers and Purchaser shall (and shall cause their affiliates to) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any other Governmental Entity in connection with competition/antitrust matters. If any administrative or judicial action or proceeding, or any private cause of action based upon antitrust matters, is instituted (or threatened to be instituted), Purchaser and Sellers shall each use reasonable business efforts to defend any such action or proceeding. Purchaser shall (and shall cause its Affiliates to) take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation Laws that may be asserted by the FTC, the Antitrust Division or any other governmental authority with respect to the transaction so as to enable the Closing to occur as expeditiously as possible, and shall defend through litigation on the merits any claim asserted in any court by any Party (including private parties), including appeals, provided, however, that Purchaser shall have no obligation to propose, negotiate, offer to commit or effect by any means, the sale, divestiture or disposition of any assets or businesses of Purchaser (or its Affiliates). Purchaser and Sellers shall (A) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, or any other governmental authority or any other Person (whether or not a governmental authority) relating to the transaction contemplated herein and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any of the foregoing and (B) furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and any governmental authority or other Person, with respect to this Agreement and the proposed transaction. Subject to applicable Law, neither Purchaser nor Sellers (or their respective Affiliates)

shall permit any of its officers or any other representatives or agents to participate in any substantive meeting or discussion with any governmental authority with jurisdiction over enforcement of any applicable antitrust or competition laws in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such governmental authority, gives the other Party the opportunity to attend and participate. All filing fees associated with any filing required or requested of the Parties by any governmental authority under the HSR Act will be will be shared equally by Purchaser and MHP. In the event of a second request by any governmental authority under the HSR Act and thereafter, the expenses, costs and fees, including reasonable attorney’s fees, in connection with the response to such second request (including any costs or expenses of any economist retained by the Parties to help defend the transaction) shall be shared equally by the Parties.

13.5. Title Report and Survey Review. Within ten (10) days after the date of this Agreement, Sellers will provide Purchaser with copies of all title information in the possession of Sellers or any of their Affiliates relating to the Owned Property and the real property leased to Sellers under the Hospital Lease Agreements, including abstracts of title and policies of title insurance. Purchaser shall have the right to obtain such title reports, title commitments and surveys as Purchaser deems appropriate with respect to the Owned Property. Purchasers shall furnish Sellers with a copy of each title report, title commitment and survey so obtained. Purchaser’s surveyor shall perform the survey in such a manner as to minimize any inconvenience, interruption or disruption of “operations” at the Owned Property. Within ten (10) days of Purchaser’s receipt of the title reports, title commitments and surveys ordered by it, Purchaser shall give written notice to Seller, based upon such title reports, title commitments and surveys received by it, of any title exceptions or survey matters which are not Permitted Exceptions and to which Purchaser objects (the “Non-Permitted Exceptions”). Any matters shown in such title reports, title examinations or surveys to which Purchaser does not object shall become Permitted Exceptions. Purchaser shall be obligated to act reasonably in identifying any objections pursuant to this Section. Upon receipt of Purchaser’s Schedule of Non-Permitted Exceptions, the Sellers shall have ten (10) days to cure such objections, notify Purchaser in writing of any liens included as Non-Permitted Exceptions to be released at or prior to Closing, or notify Purchaser in writing that the Sellers are unwilling or unable to cure such objections. Sellers shall have no obligation to cure any such objection listed in Purchaser’s Schedule of the Non-Permitted Exceptions. If the Sellers are unable or unwilling to cure any such objections with respect to any Owned Property that is a Hospital parcel, Purchaser shall have five (5) days after receipt of Sellers’ notice to provide written notice to Sellers of its election to either (a) accept title to the Real Property subject to such item with an equitable adjustment to the Purchase Price, in which case the objection shall become a Permitted Exception; or (b) terminate this Agreement. If the Sellers are unable or unwilling to cure any such objections with respect to any Owned Property other than a Hospital, Purchaser shall have five (5) days after receipt of Sellers’ notice to provide written notice to Sellers of its election to either (a) accept title to the Real Property subject to such item, in which case the objection shall become a Permitted Exception; (b) terminate this Agreement as to the affected Real Property, in which event the Purchase Price shall be reduced by the fair market value of such Real Property, as mutually agreed upon; or (c) if the affected Property is material to the operation of MHP and/or an MHP Affiliate, terminate this Agreement. However, if Purchaser elects option (b) in the previous sentence, thereby excluding certain Real Property from the purchase hereunder, Sellers shall have the right, for a period of ten (10) days thereafter, to terminate this Agreement by providing Purchaser with written notice thereof.

13.6. Environmental Assessment. Purchaser shall have the right to obtain environmental site assessments of all Healthcare Facilities. Purchaser’s contractor(s) shall perform the environmental investigations during normal business hours and in such a manner so as to minimize any inconvenience, interruption or disruption of operations in the MHP-TN REGION and shall restore any damage to the property caused by such inspections. Purchaser’s contractor shall perform the environmental site assessments in such a manner as to minimize any inconvenience, interruption or disruption of “operations” at the Owned Property. Within fifteen (15) days of the date of this Agreement, Purchaser shall furnish Sellers with copies of the environmental site assessments so obtained and give Sellers written notice, based upon the site assessments, of matters which are not Permitted Exceptions and to which Purchasers object (the “Environmental Objections”). Purchaser shall be obligated to act reasonably in identifying any Environmental Objections. Upon Sellers’ receipt of Purchaser’s Schedule of Environmental Objections, the Parties shall, in good faith, use reasonable business efforts to develop and agree upon a mutually satisfactory way to address the Environmental Objections. If, despite such good faith negotiations, the Parties are unable to reach agreement within ninety (90) days after commencement of such negotiations, Purchaser shall have the right to terminate this Agreement by providing Sellers with written notice thereof, if the Environmental Objections would cause a Material Adverse Effect.

13.7 Hospital Lease Consents and Approvals. If the Sellers are unable to obtain on or prior to the Closing Date any consents to assignment, estoppels or approvals from landlords under the Hospital Lease Agreements (each of which constitutes a Material Consent pursuant to Section 14.1), Purchaser shall have a right to either (a) waive the condition to Closing under Section 14.1(d) with respect to such Hospital Lease Agreement, and proceed with Closing (excluding the applicable Hospital Lease Agreement), subject an equitable reduction to the Purchase Price or (b) terminate this Agreement in accordance with Article 17.

ARTICLE 14.

CONDITIONS TO CLOSING

14.1. Conditions Precedent to Purchaser’s Obligation to Close. The obligation of Purchaser to proceed with consummation of the Transaction on the Closing Date and to close the Transaction shall be subject to the satisfaction or waiver by it of each of the following conditions precedent:

(a) The Parties shall have obtained the governmental and regulatory consents and approvals required of them under Section 13.4 to effect the Transaction.

(b) No suit or action by any third party or any investigation, inquiry, or proceeding by any governmental authority, or any legal or administrative proceeding shall have been instituted or threatened on or before the Closing Date which: (i) questions the validity or legality of this Agreement or any transaction contemplated herein, (ii) seeks to enjoin any transaction contemplated herein, or (iii) seeks Material damages on account of the consummation of the Transaction that would have a Material Adverse Effect.

(c) Sellers shall have delivered to Purchaser the documents to be delivered by them pursuant to Article 6 in the forms provided for herein.

(d) Sellers shall have obtained (collectively, the “Material Consents”): (i) all consents required to transfer Sellers’ equity interests in the ASC Joint Venture Partnership identified on Schedule 7.2(c) and all other consents of third parties to the assignment of Assumed Agreements that are material to the consummation of the Transaction and listed on Schedule 14.1(d)(i); (ii) consents to assignment and estoppels from the third party landlords or tenants under the material real property leases that are described on Schedule 14.1(d)(ii); (iii) consents to the assignment of agreements with commercial third party payors that represent, in the aggregate, at least seventy five percent (75%) of the Sellers’ aggregate revenue received from all commercial third-party payors in the twelve (12) full calendar months immediately preceding the date of this Agreement (“Sellers’ TTM Commercial Revenue”) (excluding United Healthcare and all of its affiliates for purposes of determining Sellers’ TTM Commercial Revenue and for purposes of determining the percentage of Sellers’ TTM Revenue represented by consents delivered pursuant to this Section); (iv) consents from East Tennessee Heart Consultants to assignment of the Master Practice Lease Agreement, Asset Lease Agreements, Unconditional Guaranty, Employee Lease, Realty Leases for Practices, and Medical Records Custodial Agreement all dated May 1, 2010 between MPS-Cardiology, LLC and East Tennessee Heart Consultants; (v) consents to assignment of not less than seventy five percent (75%) of the physician employment contracts listed on Schedule 14.1(d)(v); and (vi) consents to assignment of not less than fifty five percent (55%) of the physician employment contracts listed on Schedule 14.1(d)(vi). The Material Consents shall be in a form and substance reasonably satisfactory to Purchaser. Purchaser shall use reasonable business efforts to assist Sellers in obtaining the Material Consents and, without limiting the provisions of Sections 14.1(d)(iii), Sellers and Purchaser shall use reasonable business efforts to obtain, and will seek to prioritize the obtaining of consents to the assignment of all agreements with Aetna Health, Inc., BlueCross BlueShield of Tennessee, Inc., Cigna HealthCare of Tennessee, Inc., and Humana Health Plan, Inc.

(e) The Parties will have agreed upon and finalized the form and substance of Schedule 4.3 (Allocation) hereto.

(f) Purchaser will have been provided documentation or other evidence reasonably satisfactory to it that Sellers have made arrangements for the release of or discharge of all liens, encumbrances, mortgages and security interests on the Purchased Assets, other than Permitted Exceptions and those items listed on Schedule 6.3. The foregoing condition to closing will be deemed to have been satisfied notwithstanding Sellers’ failure to obtain UCC-3 releases relating to paid off indebtedness, expired or terminated liens, or liens that are not individually or in the aggregate material. Sellers agree to use continuing efforts following the Closing to obtain and deliver any UCC-3 releases not delivered at Closing in accordance with the preceding sentence.

(g) Each of the representations and warranties of Sellers and CHP contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of a representation or warranty to be so true and correct, either individually or in the aggregate, would not result in a Material Adverse Effect, the covenants and agreements contained in Section 11.4 (Access to Information), Section 13.1 (Non-Disclosure and Confidentiality; Publicity) and Section 13.2 (Exclusivity) (collectively the “Seller Specified Covenants”) shall be complied with by Sellers and CHP on or before the Closing in all Material respects, and the covenants and agreements contained in this Agreement other than the Specified Covenants shall be complied with by Sellers and CHP on or before the Closing, except where a failure to comply would not result in a Material Adverse Effect.

14.2. Conditions Precedent to Sellers’ Obligations to Close. The obligation of each Seller to proceed with consummation of the Transaction on the Closing Date and to close such Transaction shall be subject to the satisfaction or waiver by MHP of each of the following conditions precedent:

(a) The Parties shall have obtained the governmental and regulatory consents and approvals required of them under Section 13.4 to effect the Transaction.

(b) Sellers shall have obtained all Canonical approvals necessary to consummate the Transactions, to include without limitation, approval for alienation of stable patrimony.

(c) No suit or action by any third party or any investigation, inquiry, or proceeding by any governmental authority, or any legal or administrative proceeding shall have been instituted or threatened on or before the Closing Date which: (i) questions the validity or legality of this Agreement or any transaction contemplated herein, (ii) seeks to enjoin any transaction contemplated herein, or (iii) seeks Material damages on account of the consummation of the Transaction that would have a Material Adverse Effect.

(d) Purchaser shall have delivered to Sellers the documents to be delivered by it pursuant to Article 6 in the forms provided for herein.

(e) The Parties will have agreed upon and finalized the form and substance of Schedule 4.3 (Allocation) hereto.

(f) Each of the representations and warranties of Purchaser and HMA contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of a representation or warranty to be so true and correct, either individually or in the aggregate, would not result in a material adverse effect, , the covenants and agreements contained in Section 12.2 (Access to Information) and Section 13.1 (Non-Disclosure and Confidentiality; Publicity) shall be complied with by Purchaser and HMA on or before the Closing in all Material respects, and the covenants and agreements contained in this Agreement other than Section 12.2 (Access to Information) and Section 13.1 (Non-Disclosure and Confidentiality; Publicity) (collectively the “Purchaser Specified Covenants”) shall be complied with by Purchaser and HMA on or before the Closing, except where a failure to comply would not result in a material adverse effect.

ARTICLE 15.

RELEASES/SURVIVAL AND LIMITATION OF COVENANTS,

WARRANTIES AND REPRESENTATIONS

15.1. Survival. The representations and warranties provided for in this Agreement shall survive the Closing of the Transaction for a period of two years following the Closing, except for the representations and warranties set forth in Sections 7.1, 7.2, 8.1, 8.2, 9.1, 9.2, 10.1 and 10.2 which shall survive indefinitely, and the representations and warranties contained in Section 7.11, 7.17, 7.19 and 7.20, which shall survive for a period of five (5) years following Closing.

15.2. Information.

(a) Purchaser and HMA acknowledge and agree that any title report, title insurance commitment, survey, inspection report, environmental report and any and all other information, whether written or oral, prepared by third parties and pertaining to CHP or Sellers or the Purchased Assets (including, without limitation, any information pertaining to the condition, suitability, integrity, marketability, compliance with law or other attributes or aspects of the Purchased Assets), and any and all records and other documents pertaining to the Purchased Assets it has received or may receive from CHP or Sellers or their respective officers, employees, consultants or agents (collectively, “Third Party Reports and Information”) is furnished by them without warranty or representation of any kind by CHP or Sellers (except as otherwise set forth in this Agreement) and solely as a courtesy to Purchaser. Purchaser and HMA agree that all such Third Party Reports and Information has and will be accepted by them on the express condition that they shall make their own independent verification of the accuracy and completeness thereof. Neither CHP nor Sellers represent nor warrant that they have verified the accuracy or completion of any Third Party Reports or Information, or the qualifications of the persons preparing such information, nor does CHP or Sellers warrant the accuracy or completion of any of the Third Party Reports or Information in any way.

(b) Purchaser and HMA agree that neither Purchaser nor HMA or their Affiliates, successors or assigns shall assert or seek to impose any claim, liability, or obligation on any individuals who were at any time prior to the Closing Date, who are as of the Closing Date, or who are or have been at any time after the Closing Date a director, officer, employees, agent, consultant or other representative of CHP or any Seller or their respective Affiliates arising out of any inaccuracy or incompleteness of any information furnished with respect to CHP, Sellers and their respective Affiliates to Purchaser or HMA by any of them, and Purchaser, HMA, and their Affiliates and their successors and assigns do hereby relinquish, waive and release all such claims, liabilities, and obligations.

15.3. Representations and Warranties.

(a) Except as expressly provided in this Agreement, Purchaser and HMA acknowledge and agree that CHP and Sellers have not made any representations or warranties, express or implied, written or oral, with respect to the condition or any other aspect of the Purchased Assets (including, but not limited to the condition, suitability, integrity, marketability, compliance with law or other attributes or aspects of the Purchased Assets), nor their fitness for a particular use or purpose, and any such representations or warranties heretofore or hereafter made by CHP or any Seller which is not contained herein shall not be valid or binding. SELLERS AND CHP HAVE EXPRESSLY DISCLAIMED ALL IMPLIED WARRANTIES AS TO MERCHANTABILITY OF ANY OF THE PURCHASED ASSETS OR THEIR FITNESS FOR ANY PARTICULAR USE. Purchaser and HMA represent that they are knowledgeable, experienced and professional purchasers of the property and assets included within the Purchased Assets, have had an opportunity to inspect the Purchased Assets, and that they are relying solely on the representations and warranties set forth in this Agreement, their own expertise and that of their consultants and not on any statement, representation, inducement or agreement of CHP or any Seller, except as expressly provided in this Agreement. Without limiting, and subject to, CHP’s or Sellers’ obligations, representations and warranties expressly set forth in this Agreement, (i) Purchaser is purchasing the Purchased Assets strictly in their “As-Is” and “Where-Is” condition with any and all defects and deficiencies and (ii) Purchaser hereby assumes all risks, obligations and any liability of any and all special, direct, indirect , consequential and all other damages of any kind which are or may be associated with or arise out of the condition of the Purchased Assets. Purchaser and HMA agree that neither CHP nor Seller shall be liable to Purchaser or HMA for any remote or speculative damages of any kind which are or may be associated with or arise out of any condition of the Purchased Assets, except as may result from the breach of any of Sellers’ or CHP’s obligations, representations, or warranties expressly provided in this Agreement.

(b) Purchaser and HMA hereby unconditionally and irrevocably release all individuals who were at any time prior to the Closing Date, who are as of the Closing Date, or who are or have been at any time after the Closing Date directors, trustees, officers, employees, agents, consultants or representatives of CHP, or any Seller or any Affiliates of CHP or any Seller from any and all actual or potential rights Purchaser or HMA might have had regarding any form of obligation, representation or warranty, express or implied, of any kind or type, relating to CHP, Sellers, the Purchased Assets, the Healthcare Facilities and the Joint Venture

Partnerships and acknowledge that none of them has made any such representation or warranty. Such waiver and release is absolute, complete, total and unlimited.

ARTICLE 16.

INDEMNIFICATION

16.1. Indemnification Coverage. From and after the Closing, subject to the provisions set forth in this Article 16 and in Article 15 hereof, Purchaser and Sellers shall be indemnified as follows:

16.1.1 By Sellers. Sellers shall, jointly and severally, indemnify, save and hold harmless Purchaser, HMA, their Affiliates and their officers, trustees, directors, employees, and successors (collectively, the “Seller Indemnified Parties”) from and against any and all costs, losses, liabilities, obligations, damages, lawsuits, claims and expenses (collectively, “Damages”) to the extent arising out of (i) any breach of any representation or warranty made by Sellers or CHP in this Agreement, (ii) any breach of any covenant or agreement made by Sellers in this Agreement or (iii) any Excluded Asset, Retained Liability, or third-party claims relating to the operation of the MHP-TN REGION or the Healthcare Facilities prior to the Closing Date.

16.1.2 By Purchaser. Purchaser shall indemnify, save and hold harmless Sellers, CHP, their Affiliates and their officers, trustees, directors, employees, and successors (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages to the extent arising out of (i) any breach of any representation or warranty made by Purchaser or HMA in this Agreement, (ii) any breach of any covenant or agreement made by Purchaser in this Agreement, (iii) any Purchased Asset, Assumed Liability, or any third-party claims relating to the operation of the MHP-TN REGION or the Healthcare Facilities on or after the Closing Date, (iv) any Damages that Seller Indemnified Parties incur directly as a result of Purchaser’s use of Seller’s Controlled Substance Permits under Section 5.11 above on or after the Closing Date or (v) any Damages that Seller Indemnified Parties incur directly as a result of Purchaser’s conduct of real property surveys pursuant to Section 13.5 or obtaining Environment Assessments under Section 13.6 above.

16.2. Limitations on Indemnity/Commitments. The indemnification obligations of the Parties under this Article 16 are subject to the following limitations:

(a) No indemnification obligation shall be payable to a Seller Indemnified Party under Section 16.1.1(i) or Purchaser Indemnified Party under Section 16.1.2(i), as the case may be, until the sum of the Damages payable hereunder to the Seller Indemnified Parties or Purchaser Indemnified Parties under such Sections, as the case may be, exceeds One Million ($1M) Dollars and only the Damages exceeding such One Million ($1M) Dollars aggregate basket shall be payable.

(b) Neither the Purchaser’s nor the Sellers’ liability for Damages payable hereunder shall exceed One Hundred Fifty Million Dollars ($150,000,000) in the aggregate.

(c) The indemnification obligation of the Parties pursuant to this Article 16 shall be limited to Claims for Damages made on or prior to the last day of the survival period of the applicable representations and warranties, as set forth in Article 16; provided, however, that any Claim made or any controversy, dispute or disagreement submitted for resolution between the Parties in accordance with Section 18.1 on or prior to the last day of such survival period shall survive until its final resolution.

(d) Sellers shall have no indemnification obligations to the Seller Indemnified Parties (and shall have no liability whatsoever for any Damages with respect to operations, ownership, or arrangements) relating to (i) the Urology Co-Management Agreement if such agreement is assumed by Purchaser as an Assumed Agreement under Section 2.1.4 (as such agreement will be entered into after the date hereof and will be reviewed by Purchaser prior to its execution) and (ii) the East Tennessee Diagnostic Center, LLC which is a joint venture which might be transitioned to Purchaser as part of the Transaction over which Sellers are currently in a governance deadlock (except arising out of any breach of the representations in Section 7.2(b) to the extent Sellers’ interest in ETDC is transferred to Purchaser under Section 11.9(b)).

16.3 Conditions for Indemnity. The Indemnifying Party shall have the exclusive right and duty to conduct and control the defense of any third party claims, investigations, findings or occurrences relating to which the Indemnified Party may assert a right of indemnity under this Article 16. The Indemnifying Party may, at its discretion, retain counsel, investigate, defend, and settle any third party claims for which the Indemnified Party may assert a right of indemnity under this Article 16, including any lawsuit or any claims that could be made by the government. After receiving written notice under this Article 16 of any potential claim for indemnity, the Indemnified Party shall have the exclusive right to make any notices or disclosures required by law to the government or other person or entity relating to the facts or circumstances giving rise to any claim or right to indemnity under this Article 16. If the Indemnifying Party does not assume control of the defense of a third party claim within thirty (30) days of its receipt of the Indemnified Party’s written notice of the third party claim, the Indemnified Party may assume the control of the defense of the third party claim at the cost and expense of the Indemnifying Party.

The Indemnified Party agrees to notify the Indemnifying Party in writing as soon as practicable of any facts, circumstances, claims or investigations that may give rise to a right of indemnity under this Article 16; provided, however, in any event such written notice shall not exceed thirty (30) days after the Indemnified Party becomes aware of such facts, circumstances, claims or investigations, provided, further, however, that any failure by the Indemnified Party to provide written notice within such thirty (30) day period shall not relieve the Indemnifying Party from its obligations under this Article 16 except to the extent the Indemnifying Party was prejudiced by the delay in receiving the notice. This written notice shall include, to the extent known by the Indemnified Party, a detailed description of the facts, circumstances, claims or investigations at issue, a detailed description of the circumstances under which the facts, circumstances, claims or investigations at issue were discovered, the names and addresses of any persons involved in the facts, circumstances, claims or investigations at issue or in the discovery of the facts, circumstances claims or investigations at issue, and the nature and location of any Damages arising out of those facts, circumstances, claims or investigations. In addition, the Indemnified Party shall promptly send the Indemnifying Party, but in any event no later than thirty (30) days after receipt, copies of any demands, notices, summonses, legal papers, audit or investigation requests, or requests for medical or business records related to any actual or potential claim to which the Indemnified Party may assert a right of indemnity under Article 16. The Indemnified Party also shall authorize the Indemnifying Party to obtain records and other information from the Indemnified Party that the Indemnifying Party reasonably seeks to access in relation to any potential claim of indemnity under Article 16.

The Indemnified Party shall reasonably cooperate with Indemnifying Party, at the Indemnifying Party’s expense, in the investigation or settlement of any third party claim or defense in relation to which the Indemnified Party may assert a right of indemnity under this Article 16. The Indemnified Party also shall assist the Indemnifying Party, upon the Indemnifying Party’s reasonable request, and at the Indemnifying Party’s expense, in the enforcement of any right against any third person or organization which may be liable to the Indemnified Party or Indemnifying Party in relation to those facts, circumstances, claims or investigations.

The Indemnified Party shall not, except at the Indemnified Party’s own cost, voluntarily disclose to a third party or to the government, make a payment, assume any obligation, or incur any expense without the Indemnifying Party’s consent in relation to any claim for which the Indemnified Party has sought indemnity under this Article 16 and for which the Indemnifying Party has assumed control of the defense, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not take any action, including but not limited to failing to provide a timely notice, that will prejudice or that is inconsistent with the Indemnifying Party’s exclusive right to investigate, disclose, report, defend, and/or settle any third party claims for which it has assumed control as provided by this Article 16, provided that the claim is being defended in good faith. Any action by the Indemnified Party that prejudices the Indemnifying Party’s ability to defend any third party claims shall terminate any obligation of the Indemnifying Party to defend or indemnify the Indemnified Party under this Article 16 with respect to the prejudiced claims.

16.4. Certain Benefits. The amount of any indemnification payable to any Party under this Article 16 shall be net of any federal, state or local tax benefits which the Party actually receives (each Party being obligated to take any actions which may otherwise adversely affect the Party or its Affiliates) by reason of the claim giving rise to the indemnification payment to the applicable party. Any claim shall be net of receipt of any insurance proceeds paid to a Party under any policy or policies of insurance covering the loss giving rise to the claim. Each Party will use reasonable business efforts to collect any such insurance and will account to the other Parties therefor. Each Party agrees to respond promptly to any inquiry by the other Party as to the status of any such insurance.

16.5 Exclusive Remedy. FROM AND AFTER CLOSING, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS ARTICLE 16 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES TO THIS AGREEMENT FOR BREACHES OF ANY REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMNT AND FOR ALL DISPUTES, ISSUES, CLAIMS, OR CAUSES OF ACTION, ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN (INCLUDING EACH OF THE AREAS ENUMERATED IN SECTIONS 16.1 and 16.2), IN THE ABSENCE OF FRAUD OR INTENTIONAL MISREPRESENTATION. NOTWITHSTANDING THE FOREGOING, THE PARTIES SHALL HAVE THE RIGHT TO SPECIFIC PERFORMANCE WITH RESPECT TO THE COVENANTS CONTAINED IN SECTIONS 5.6 (Use of Names), 5.7 (Post Closing Cooperation), 5.8 (Purchaser’s Capital Commitment), 5.9 (Continuation of Services), 5.10 (Religious Commitment), 5.11(Use of Controlled Substance Permits), 5.12 (Restrictive Covenant), 5.13 (Cost Reports and RAC Audits), 5.14 (Tax Matters), 5.15 (Hospital Board of Trustees), 5.16 (Annual Report), 5.17 (Contribution to the Sisters of Mercy), 5.18 (Living Arrangements for the Sisters of Mercy), 5.19 (CHP’s Right of First Refusal), 5.20 (Purchaser’s Right of First Refusal), Article 16 AND AS PROVIDED IN SECTION 18.11 (Remedies).

ARTICLE 17.

TERMINATION

17.1 Termination.

This Agreement may be terminated at any time prior to Closing as follows:

(a) by the mutual consent of Purchaser and MHP; or

(b) by either Purchaser or MHP if the Closing has not occurred by January 31, 2012 (the “Termination Date”); provided, however, that no Party may terminate this Agreement pursuant to this subsection (b) if the Closing has not occurred by such date by reason of the failure of such Party to perform in all material respects any of its obligations under this Agreement; provided further that Purchaser or MHP shall be entitled to terminate this Agreement prior to the Termination Date if any condition to such Party’s obligations hereunder cannot reasonably be expected to be satisfied by the Termination Date;

(c) by Purchaser, upon notice to Sellers, if between the date hereof and the Closing Date there has occurred any event that results in a Material Adverse Effect; provided however that following such notice to Sellers, Purchaser shall not be permitted to terminate if Sellers are able to resolve any such event within ten (10) business days following receipt of such notice; or

(d) by Purchaser, upon notice to Sellers, pursuant to Sections 13.5(c) (Title Report and Survey Review), 13.6 (Environmental Assessment) or 13.7 (Hospital Lease Consents and Approvals).

17.2 Effect of Termination.

In the event of any termination of this Agreement, as provided by Section 11.1 or Section 17.1, this Agreement will thereupon become void and of no effect, and no Party will have any further rights or obligations hereunder, except for the obligations of the Parties contained in this Section 17.2 and in Section 13 (Confidentiality), Sections 11.8 (Risk of Loss) and Article 18 (Miscellaneous) (and any related definitional provisions set forth in Article 1), and except that nothing in this Section 17.2 will relieve any Party from liability for any breach of this Agreement that arose prior to such termination and the Parties hereby expressly preserve the right to bring a cause of action against the other for any such liability or damages arising prior to termination of this Agreement.

ARTICLE 18.

MISCELLANEOUS

18.1. Dispute Resolution. The Parties shall in good faith first attempt to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the Transaction by face-to-face negotiations. If any such controversy, dispute or disagreement is not resolved within 30 days after such negotiations begin, the Parties may resort to litigation for the purpose of resolving the controversy, dispute or disagreement.

18.2. Strict Compliance. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement shall constitute a waiver of any such breach of such covenant, agreement, term or condition. No waiver shall be effective until executed in writing by an authorized officer of the waiving Party; provided, however, no waiver of any breach shall be deemed to have amended this Agreement and each and every covenant, agreement, term and condition of the Agreement shall continue in full force and effect.

18.3. Notices. All notices, requests, approvals, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective when delivered personally (including delivery by express or courier services or by verbally confirmed facsimile transmission) or, if mailed, the earlier of actual receipt or five (5) days after being deposited in the United States mail as registered or certified mail, postage prepaid, return receipt requested, addressed to the Party at the address specified below, or to such other individuals at such address(es) a Party may designate in the future by notice under this Section 18.3 to the other Party:

if to Purchaser to:	Knoxville HMA Holdings, LLC

5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710
Attn: President
Telecopy: (239) 597-5794

with a copy to:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attn: Chief Executive Officer

Telecopy: (239) 597-5794

                    And

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attn: Senior Vice President and General Counsel

Telecopy: (239) 597-5794

if to Sellers to:

John Starcher

CHP Divisional CEO

Catholic Health Partners

615 Elsinore Place

Cincinnati, Ohio 45202

Telecopy: 513-639-2829

                    And

Jeffrey Ashin

President and CEO

Mercy Health Partners, Inc.

900 E. Oak Avenue

Knoxville, Tennessee 37917

Telecopy: 865-545-7682

with a copy to:	Michael A. Bezney, Esq. Sr. Vice President, General Counsel Catholic Healthcare Partners 615 Elsinore Place Cincinnati, Ohio 45202 Telecopy: 513-639-2829

And Janice Van Dyne, Esq. General Counsel Mercy Health Partners, Inc. 900 East Oak Hill Avenue Knoxville, Tennessee 37917 Telecopy: 865-545-7385

18.4. Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof.

18.5. Amendments. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated except by the written agreement of all of the Parties or their successors then remaining.

18.6. Captions. The captions to the Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of the Agreement or any part thereof, nor in any way affect the Agreement or any part thereof.

18.7. Assignment. This Agreement and the rights and obligations of the Parties hereto shall not be assignable, provided that Purchaser may assign any of its rights or obligations hereunder to one or more Affiliates of Purchaser, provided that Purchaser shall remain bound by the terms of this Agreement following any such assignment.

18.8. Controlling Law. This Agreement shall be interpreted and construed in accordance with the internal laws of the State of Tennessee applicable to transactions consummated entirely within this State; provided further, that the conflicts of law principles of the State of Tennessee shall not apply to the extent they would operate to apply the laws of another state.

18.9. Severability. If any provision of the Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof, provided the severing of such provision does not materially alter the intent and purposes of the Parties, and the Agreement shall be construed as if such invalid or unenforceable provision were omitted.

18.10. Successors and Assign. The Agreement shall inure to the benefit of and be binding upon the Parties, and their respective successors and permitted assigns.

18.11. Remedies. Except as otherwise specifically provided in this Agreement, in addition to other remedies available at law or provided for herein, the Parties shall be entitled to restraint by injunction of the violation, or attempted or threatened violation, of any condition or provision of this Agreement, or to a decree specifically compelling performance of any such condition or provision to the extent provided by applicable law.

18.12. Third Party Beneficiaries. Except as expressly otherwise provided in this Agreement, there shall be no intended or incidental third party beneficiaries to this Agreement.

18.13. No Provisions Binding Until Signed. No Party to this Agreement shall be bound to any of its provisions solely by the presence of such provision in any draft hereof unless and until this Agreement is signed by such Party. No draft of this Agreement prior to that which is signed between the Parties shall be used by any Party, or be admissible in any proceeding, to interpret the intent of the Parties.

18.14 Time is of the Essence. Time is of the essence with respect to the performance of all terms, conditions and obligations of this Agreement.

18.15 No Agency or Partnership Relations. The Parties hereby acknowledge and agree that they have no intention to form a joint venture, agency or partnership relationship through this Agreement for tax or any other purpose, nor have they done so by entering into their Agreement

18.16. Execution in Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

18.17. Rules of Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The word “including” shall mean including without limitation.

(d) All references herein to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be deemed to be references to Articles, Sections, Schedules and Exhibits of this Agreement.

(e) Any reference to the word “trustee” shall also mean “director” if “director” is used to describe an individual’s board membership under the applicable state corporation statutes, and any reference to the word “director” shall also mean “trustee” if “trustee” is used to describe an individual’s board membership under the applicable state corporation statutes.

18.18. HMA Guaranty. For good and valuable consideration, HMA hereby absolutely, unconditionally and irrevocably guarantees to Sellers the full and timely performance and observance by Purchaser of all of the covenants and conditions required to be performed and observed by Purchaser under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section will be continuing and without regard to any other provision in this Agreement, and will survive Closing for so long as any obligation hereunder of Purchaser to Sellers continues. This is an absolute and continuing guaranty of performance and payment and not of collection. Sellers shall not be required at any time to first resort to, make demand on or make claim against or exhaust its remedies against Purchaser or any other person before proceeding against HMA under this provision. The obligation of HMA under this provision shall be performed without demand and shall be unconditional without regard to any extension of time for performance or payment, forbearance or delay in enforcement of any rights or remedies, waiver of any right or release of any party or any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. HMA shall have no right of, and hereby waives any claim for, subrogation or reimbursement against Purchaser by reason of any payment by HMA under this provision until all payments due to Sellers have been made in full and there has expired the maximum possible period during which any payment made by HMA to Sellers could be deemed a preference under the United States Bankruptcy Code. To the extent that the provisions in this Section conflict with any other provision of this Agreement or any documents prepared in contemplation of this Agreement, the provisions in this Section will supersede all such other provisions and documents.

18.19 . CHP Guaranty. For good and valuable consideration, CHP hereby absolutely, unconditionally and irrevocably guarantees to Purchaser the full and timely performance and observance by Sellers of all of the covenants and conditions required to be performed and observed by Sellers under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section will be continuing and without regard to any other provision in this Agreement, and will survive Closing for so long as any obligation hereunder of Sellers to Purchaser continues. This is an absolute and continuing guaranty of performance and payment and not of collection. Purchaser shall not be required at any time to first resort to, make demand on or make claim against or exhaust its remedies against Sellers or any other person before proceeding against CHP under this provision. The obligation of CHP under this provision shall be performed without demand and shall be unconditional without regard to any extension of time for performance or payment, forbearance or delay in enforcement of any rights or remedies, waiver of any right or release of any party or any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. CHP shall have no right of, and hereby waives any claim for, subrogation or reimbursement against Purchaser by reason of any payment by CHP under this provision until all payments due to Purchaser has been made in full and there has expired the maximum possible period during which any payment made by CHP to Purchaser could be deemed a preference under the United States Bankruptcy Code. To the extent that the provisions in this Section conflict with any other provision of this Agreement or any documents prepared in contemplation of this Agreement, the provisions in this Section will supersede all such other provisions and documents.

18.20. Attorneys’ Fees. In the event any Party takes legal action or arbitration to enforce any of the terms of this Agreement, the prevailing Party to such action shall be entitled to reimbursement for such Party’s expenses, including reasonable attorneys’ fees, incurred in such action.

18.21 MHP Affiliates. Without limiting any other provision of this Agreement, CHP and MHP each agree to take all action necessary to cause each of the MHP Affiliates to perform fully all of their respective obligations pursuant to this Agreement, and each represents and warrants to Purchaser and HMA that they have the power and authority to cause the MHP Affiliates to so perform.

18.22 Undesignated Agreements. Without limiting any provision of Sections 2.1.4, 2.2.12 or 11.1, the parties acknowledge and agree that certain agreements to which Seller is a party are listed on Schedule 2.1.4 as “Undesignated” (the “Undesignated Agreements”). The Undesignated Agreements have not been identified by Purchaser as Assumed Agreements or Excluded Contracts and do not constitute Assumed Agreements or Excluded Contracts as of the date of this Agreement, notwithstanding any other provision of this Agreement to the contrary. The parties will use all reasonable business efforts to cause the Undesignated Agreements (and any other agreements identified or entered into between the date hereof and the Closing) to be identified and listed as Assumed Agreements on Schedule 2.1.4 or as Excluded Contracts on Schedule 2.2.12 as promptly as practicable following the date of this Agreement. Further, the Parties acknowledge that certain agreements listed on either Schedule 2.1.4 as an Assumed Agreement or Schedule 2.2.12 as an Excluded Contract may move from one schedule to the other, and the Parties shall work with one another in good faith to agree upon such changes as appropriate.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement by their duly authorized representatives as of the date first written above.

“Purchaser” KNOXVILLE HMA HOLDINGS, LLC, a Tennessee Limited Liability Company

By:	/s/ Timothy R. Parry

Title:	Senior Vice President

Date:	June 30, 2011

“HMA” HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware Corporation

By:	/s/ Timothy R. Parry

Title:	Senior Vice President

Date:	June 30, 2011

“Sellers” MERCY HEALTH PARTNERS, INC., a Tennessee Nonprofit Corporation, executing on its own behalf and on behalf of each individual MHP Affiliate, as its sole member or shareholder

By:	/s/ Jeffrey A. Ashin

Title:	President and CEO

Date:	June 30, 2011

“CHP” CATHOLIC HEALTH PARTNERS, an Ohio Nonprofit Corporation

By:	/s/ Michael D. Connelly

Title:	CEO

Date:	June 30, 2011

SCHEDULE LIST

Schedule 1.14	Intellectual Property

Schedule 1.16	Purchaser’s Knowledge

Schedule 1.18	Exclusions from Material Adverse Effect

Schedule 1.21(vi)	Mineral Rights

Schedule 1.21(viii)	UCC Liens

Schedule 1.24(a)	Seller Knowledge Group – Seller Executives

Schedule 1.24(b)	Seller Knowledge Group – CHP Executives

Schedule 2.1.1(a)	Owned Property

Schedule 2.1.1(b)	Leases

Schedule 2.1.1(c)	Leased Property

Schedule 2.1.2	Equipment

Schedule 2.1.3	Prepaid Expenses

Schedule 2.1.4	Assumed Agreements

Schedule 2.1.6	Provider Numbers

Schedule 2.1.7	Joint Venture Partnerships

Schedule.2.1.8	Exceptions to all assignable certificates, accreditations, licenses, permits, franchises, governmental approvals and similar rights relating to the operation of the MHP-TN REGION

Schedule 2.2.8	All Real Property and Interests

Schedule 2.2.12	Excluded Contracts

Schedule 3.1.2	Paid Time Off Benefits

Pursuant to Regulation S-K Item 601(b)(2), the above schedules have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule 3.1.4	Flexible Spending Accounts

Schedule 3.1.5	Tuition Reimbursement

Schedule 3.1.6	MOB Liabilities

Schedule 4.1	Wiring Instructions for Closing Compensation

Schedule 4.2	Estimated Net Working Capital

Schedule 4.3	Allocation of Consideration among the Purchased Assets

Schedule 5.1(a)	Employees

Schedule 5.1(b)	Purchaser’s Obligation to Retain the Employees

Schedule 5.1(c)	Transcriptionists

Schedule 5.1.3	COBRA

Schedule 5.1.4	MHP Senior Management Team

Schedule 5.9	Charity Policy

Schedule 6.3(a)	Exceptions to Title

Schedule 7.2(b)	Joint Venture Partnership’s Names

Schedule 7.2(c)	Joint Venture Partnership Equity

Schedule 7.2(d)	Joint Venture Partnership Equity Commitments

Schedule 7.3	Financial Statements

Schedule 7.4	Notice re: Licenses, Certification and Permits

Schedule 7.5	Litigation

Schedule 7.6	No Breach

Schedule 7.7	Options to Purchase/Contracts to Sell Real Property

Schedule 7.9	Absence of Material Adverse Changes

Pursuant to Regulation S-K Item 601(b)(2), the above schedules have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule 7.10	Broker or Finder Fees

Schedule 7.12	Material pending or threatened disputes with applicants, Medical Staff appointees or allied health professionals in the MHP-TN REGION

Schedule 7.13	TJC Deficiencies

Schedule 7.14	Labor Relations

Schedule 7.15(a)	List of Employees and Employment Contracts

Schedule 7.16	WARN Act Notification

Schedule 7.17(a)	Employee Benefit Plans

Schedule 7.17(c)	Prohibited Transactions

Schedule 7.18(b)	Assumed Agreements for which require consent

Schedule 7.18(c)	Material or alleged material default under the Assumed Agreements

Schedule 7.19(a)	Compliance with Laws

Schedule 7.19(c)	Cost Reports

Schedule 7.20	Environmental

Schedule 7.22	Material Liabilities

Schedule 7.23(b)	Conditions of Real Property

Schedule 14.1(d)(i)	Material Consents - General

Schedule 14.1(d)(ii)	Material Consents – Leases

Schedule 14.1(d)(v)	Material Consents – Physician Contracts I

Schedule 14.1(d)(vi)	Material Consents – Physician Contracts II

Pursuant to Regulation S-K Item 601(b)(2), the above schedules have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT LIST

Exhibit A	MHP Affiliates

Exhibit B	Bill of Sale and Assignment and Assumption Agreement

Exhibit C	IT Transition Services Agreement (ITSA)

Exhibit D	The License

Exhibit E	The Limited Power of Attorney

Exhibit F	Form of Special Warranty Deed(s) to the Owned Property

Exhibit G	The Mission Services Agreement

Exhibit H	The Custodial Agreement for Medical Records

Exhibit I	General Transition Services Agreement

Exhibit J	Accounts Receivable Support Agreement

Pursuant to Regulation S-K Item 601(b)(2), the above exhibits have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.